   As filed with the Securities and Exchange Commission on January 15, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------
                                   FORM S-1
                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                              -------------------
                               Multex.com, Inc.
            (Exact Name of Registrant as Specified in its Charter)

                              -------------------
       Delaware                      7375                  22-3253344
   (State or Other       (Primary Standard Industrial   (I.R.S. Employer
   Jurisdiction of        Classification Code Number)Identification Number)
   Incorporation or
    Organization)

                           33 Maiden Lane, 5th Floor
                           New York, New York 10038
                                (212) 859-9800
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                              -------------------
                                 Isaak Karaev
                     President and Chief Executive Officer
                               Multex.com, Inc.
                           33 Maiden Lane, 5th Floor
                           New York, New York 10038
                                (212) 859-9800
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                              -------------------
                                  Copies to:
      Alexander D. Lynch, Esq.               Philip P. Rossetti, Esq.
      Brian B. Margolis, Esq.              Joseph E. Mullaney III, Esq.
  Brobeck, Phleger & Harrison LLP                Hale and Dorr LLP
     1633 Broadway, 47th Floor                    60 State Street
      New York, New York 10019              Boston, Massachusetts 02109
           (212) 581-1600                         (617) 526-6000
                              -------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Title of Each Class of
    Securities to be             Proposed Maximum               Amount of
       Registered         Aggregate Offering Price(1)(2)   Registration Fee(2)
------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share..........          $41,400,000                   $11,510
------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Includes shares of common stock which the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
                              -------------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 15, 1999

                                 [LOGO] MULTEX

                                          Shares

                                  Common Stock

  Multex.com, Inc. is offering           shares of its common stock. This is
Multex's initial public offering, and no public market currently exists for its shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "MLTX." We anticipate
that the initial public offering price will be between $      and $      per
share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 6.

                                --------------

                                                             Per Share  Total
                                                             ---------  -----
Public Offering Price....................................... $         $
Underwriting Discounts and Commissions...................... $         $
Proceeds to the Company..................................... $         $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Multex.com and certain of its stockholders have granted the underwriters a
30-day option to purchase up to an additional         shares of common stock to
cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver
the shares of common stock to purchasers on    , 1999.

                                --------------

BancBoston Robertson Stephens

                                CIBC Oppenheimer

                                                           Dain Rauscher Wessels
                                        a division of Dain Rauscher Incorporated

                  The date of this Prospectus is       , 1999.

                         [Color Artwork to be Provided]

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. In this prospectus, references to "Multex," "Multex.com" "our Company," the "Company," "we," "us" and "our" refer to Multex.com, Inc. and its consolidated subsidiaries.

  Until        , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................   6
Certain Information......................................................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  32
Management...............................................................  46
Certain Transactions.....................................................  55
Principal Stockholders...................................................  57
Description of Capital Stock.............................................  59
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  65
Legal Matters............................................................  67
Experts..................................................................  67
Additional Information...................................................  67
Index to Consolidated Financial Statements............................... F-1

                             ---------------------

  MultexNET(R) and the Multex logos are registered trademarks and service marks of our company. MultexEXPRESS, Multex Research-On-Demand, Multex Investor Network and the Multex logo are trademarks and service marks of our Company. This prospectus contains other trade names, trademarks and service marks of our Company and of other companies.

                                    SUMMARY

  Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the Consolidated Financial Statements and the Notes, before deciding to invest in our common stock.

                                  OUR COMPANY

  Multex.com is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. Our services enable timely online access to over 900,000 research reports and other investment information on over 15,000 companies from more than 400 investment banks, brokerage firms and third-party research providers worldwide. We offer research reports from 18 of the 20 leading U.S. investment banks and brokerage firms according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. More than 600,000 individual investors, institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients, have access to our services. In addition to making our services available through our own Web sites, we have established a number of strategic distribution relationships to reach both the individual investor market and the institutional investor market, including relationships with ADP, America Online, Bloomberg, Bridge, Dow Jones and Reuters.

  In recent years, there has been substantial growth in the ownership of equity and fixed income securities worldwide. According to the Investment Company Institute, total financial assets of U.S. households were $14.0 trillion at the end of 1995, and are expected to grow to over $22.5 trillion by the year 2000. These assets are invested in, among other things, over 8,500 publicly traded companies in the United States, including over 2,900 companies that have completed initial public offerings in the last five years, and thousands more internationally. The growth in financial assets has resulted from a number of factors, including an increase in the number of mutual funds and increased cash flows into those mutual funds, households allocating more of their assets to equity investments, sustained high returns in the equity markets over a number of years, and lower trading costs as a result of regulatory changes and improved technologies. The proliferation in equity ownership and associated trading activity has created a need for more investment research and market information on the part of investors who seek higher returns on their portfolios.

  The emergence of the Internet as a tool for communications and commerce is rapidly changing the markets for financial transactions and information services. Consequently, individuals are showing strong preferences for transacting certain types of business, including trading securities, via the Internet, rather than in person or over the telephone. Individual investors have accepted and even welcomed self-directed online transactions because such transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary. As these individual investors seek to independently manage their financial assets, they are increasingly seeking investment research and other financial reports online.

  Traditionally, investment research was mailed to investors, resulting in a delay in the receipt of research and significant printing, duplicating and mailing costs. In response to the shortcomings of the traditional research distribution methods, investment banks and brokerage firms have tried new distribution methods, including e-mail and distribution through their Web sites, with only limited success. Investors needed a means of delivery that provided rapid and efficient distribution of a wide variety of research to suit their increasingly independent management of their financial assets. Increasingly, both the providers and users of institutional research are turning to Multex.com to address these challenges.

  Our services facilitate the timely receipt and exchange of financial information between individual and institutional investors and investment banks, brokerage firms and third-party research providers worldwide. We provide access to the financial information necessary to make critical investment decisions and enable research providers to target their research more effectively. Key benefits offered by our services include:

  . Internet access to an extensive research database of more than 900,000 research reports on over 15,000 companies from more than 400 investment banks, brokerage firms and third-party research providers worldwide;

  . efficient cost-effective research distribution on a real-time basis to investors worldwide;

  . comprehensive search capabilities enabling users to rapidly and easily locate relevant research and create searchable customizable research profiles and portfolios; and

  . ease and efficiency of use for investors and contributors with a simple graphical user interface and a convenient technology platform through which contributors post their research to our database.

  Our objective is to become the leading provider of online investment research services for the individual and institutional investment community. Key elements of our strategy are to:

  . continue to grow the size and quality of our investment research database, as well as add distribution channels, in order to increase the sales of MultexNET and Multex Research-On-Demand;

  . leverage our proprietary technology platform in order to increase the number of MultexEXPRESS installations;

  . increase awareness of (i) the Multex brand among individual investors as a means to grow membership of the Multex Investor Network, which will drive the sale of sponsorships, advertising and generate pay-per-view revenue, and (ii) the family of Multex.com branded and co-branded Web sites; and

  . utilize our existing proprietary technology to create additional revenue sources from new products and services.

  Our service offerings are designed to provide specific solutions to the problems faced by individual and institutional investors. Our services include:

  . MultexNET enables institutional investors to access commingled investment research reports from multiple sources on a real-time basis;

  . MultexEXPRESS enables investment banks, brokerage firms and other financial institutions to distribute their proprietary financial research as well as other corporate documents to their employees and selected customers;

  . Multex Research-On-Demand offers libraries, corporations, financial institutions and advisors, other professional firms, as well as institutional investors, the ability to access research reports and other information from a majority of MultexNET research providers; and

  . Multex Investor Network targets the rapidly growing online individual investor market and offers its members access to over 250,000 research reports from over 250 investment banks, brokerage firms and third-party research providers.

                              --------------------

  Except as otherwise noted, all information in this prospectus (i) reflects the automatic conversion of all outstanding shares of the Company's preferred
stock into an aggregate of           shares of common stock upon the
consummation of this offering; (ii) reflects the filing of a Second Amended and Restated Certificate of Incorporation which, among other things, authorizes the issuance of "blank check" preferred stock upon the consummation of this offering; and (iii) assumes no exercise of the underwriters' over-allotment option. Except as otherwise noted, the information in this prospectus also reflects a one-for-[ ] reverse stock split of the common stock to be effected immediately prior to the offering. See "Description of Capital Stock" and "Underwriting."

                              --------------------

 INFORMATION CONTAINED ON OUR WEB SITES SHOULD NOT BE CONSIDERED A PART OF THIS
                                  PROSPECTUS.

                                  The Offering

Common stock offered by the Company.....  [          ] shares
Common stock to be outstanding after      [          ] shares (1)
 this offering..........................
Use of proceeds.........................  For expansion of our sales and mar-
                                          keting efforts, expansion of our in-
                                          ternational operations, capital ex-
                                          penditures, general corporate pur-
                                          poses and possible acquisitions. See
                                          "Use of Proceeds."
Proposed Nasdaq National Market           MLTX
 symbol.................................

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                              Nine Months
                               Year Ended December 31,    Ended September 30,
                               -------------------------  -------------------
                                1995     1996     1997      1997       1998
                               -------  -------  -------  ---------  ---------
Statement of Operations Data:
Revenues.....................  $ 1,005  $ 2,647  $ 6,014  $   3,566  $   9,321
Gross profit.................      601    1,837    4,782      2,738      7,191
Loss from operations.........   (5,520)  (6,470)  (8,162)    (6,432)    (5,414)
Net loss.....................  $(5,494) $(6,410) $(8,037)   $(6,375)   $(6,216)
Pro forma net loss per share
 (2)(3)......................                    $ (0.92)            $   (0.68)
Pro forma weighted average
 shares outstanding (2)(3)...                      8,694                 9,089

                                                                 September 30, 1998
                                                       ----------------------------------------
                                                        Actual   Pro Forma(3) As Adjusted(3)(4)
                                                       --------  ------------ -----------------
Balance Sheet Data:
Cash and cash equivalents, and marketable
 securities..........................................  $  5,307    $ 5,307         $
Working capital......................................     3,077      3,077
Total assets.........................................    10,439     10,439
Deferred revenues....................................     2,897      2,897
Convertible preferred stock..........................    39,243        --
Total stockholders' equity (deficit).................   (33,879)     5,364

--------
(1) Based on the number of shares of common stock outstanding on September 30,
    1998. Excludes [        ] shares of common stock issuable pursuant to stock
    options outstanding as of September 30, 1998 (of which options to purchase
    approximately [        ] shares were then exercisable) with a weighted
    average price of $     per share. See "Management--1999 Stock Option Plan"
    and "Description of Capital Stock--Options."
(2) See Note 4 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.
(3) Gives effect to the conversion of preferred stock; excludes (i) 80,000 shares of Series E preferred stock, $.01 par value, issued by the Company in December 1998 and (ii) a warrant to purchase 212,033 shares of common stock issued by the Company in October 1998. See Notes 3, 8 and 13 of Notes to Consolidated Financial Statements.
(4) As adjusted to give effect to our sale of [        ] shares of common stock
    in this offering at an assumed initial public offering price of $      per
    share, after deducting the underwriting discount and the estimated offering expenses payable by our Company, and the application of the estimated net proceeds from this offering. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

  Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

  This prospectus contains certain "forward-looking statements." Such forward-looking statements include, without limitation, statements about the market opportunity for the distribution of investment research and other information over the Internet, our strategy, competition and expected expense levels, and the adequacy of our available cash resources. Our actual results could differ materially from those expressed or implied by such forward-looking statements as a result of certain factors, including the risk factors described below and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                        Risks Related to Our Operations

We Have a Limited Operating History

  We commenced our operations in April 1993. Accordingly, we have a limited operating history upon which you can evaluate our business. In order to be successful, we must increase our revenues from subscription fees for MultexNET and MultexEXPRESS, generate additional sales of investment research on a pay-per-view basis through Multex Research-On-Demand and attract more users to Multex Investor Network. However, as an early stage company in the new and rapidly evolving market for the distribution of investment research and other information over the Internet, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

  . anticipate and adapt to the changing Internet market;

  . attract more subscribers;

  . continue to collect investment research and other financial information from our research and information providers;

  . implement our sales and marketing initiatives, both domestically and internationally;

  . attract, retain and motivate qualified personnel;

  . respond to actions taken by our competitors;

  . continue to build an infrastructure to effectively manage our growth and handle any future increased usage; and

  . integrate acquired businesses, technologies, products and services.

  We also depend on the growing use of the Internet for the dissemination of investment research and other financial information, and on general economic conditions. The number of Internet users may not continue to grow and/or the use of the Internet may not become more widespread. If we are unsuccessful in addressing these risks or in executing our business strategy, our business, results of operations and financial condition will be materially adversely effected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Have a History of Losses and Anticipate Continuing Losses

  Since our incorporation, we have not been profitable on an annual or quarterly basis. We incurred net losses of $5.5 million, $6.4 million and $8.0 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $6.4 million and $6.2 million for the nine months ended September 30, 1997 and 1998, respectively. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and to make capital investments in our business. We may not ever generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. At September 30, 1998, we had an accumulated deficit of $28.6 million. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Quarterly Operating Results Fluctuate Significantly

  Our quarterly revenues, margins and operating results have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

  .demand for our services;

  .the size and timing of both new and renewal subscriptions;

  .the number, timing and significance of new services introduced by us and our competitors;

  .our ability to develop, market and introduce new and enhanced services on a timely basis;

  .the level of service and price competition;

  .changes in operating expenses;

  .changes in the mix of services offered;

  .changes in our sales incentive strategy;

  .sharp declines in the volume of securities transactions or the prices of securities generally; and

  .general economic factors.

  Our cost of revenues consists principally of distribution fees and royalties which fluctuate depending upon the demand for our services, and fixed telecommunications costs. In addition, a substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues on a quarterly basis. If actual revenues on a quarterly basis are below management's expectations, or if our expenses precede increased revenues, both gross margins and results of operations are likely to be materially and adversely affected because a relatively small amount of our costs and expenses varies with our revenues in the short term.

  Due to all of the foregoing factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Unaudited Quarterly Results of Operations."

We are Dependent on Research and Information Providers

  We are dependent upon the continued provision of high-quality investment research reports from investment banks, brokerage firms and third-party research providers. Certain of these arrangements are not embodied in written contracts and certain other of these arrangements can be terminated by the provider on short notice. At present, approximately 60% of our over 400 information providers permit us to offer the research for sale after a certain embargo period, generally 15 days. The remaining information providers do not permit such sales. Many of these information providers compete with one another and, to some extent, with us for subscribers. None of our providers of research reports and other information have arrangements to provide such research or information exclusively to us. The loss of one or more significant information provider agreements would decrease the research and other information which we can offer our users and could have a material adverse effect on our business, results of operations and financial condition. Royalties payable to our information providers to obtain distribution rights to research reports included in Multex Research-On-Demand constitute a significant portion of our cost of revenues. If we are required to increase the royalties payable to such information providers, such increased royalty payments would have a material adverse effect on our business, results of operations and financial condition. See "Business--Research and Information Providers."

  Certain leading investment banks, brokerage firms and third-party research providers are parties to exclusive distribution arrangements with our competitors, including First Call Corporation and The Investext Group (both of which are subsidiaries of Thomson Financial Services, Inc., a leading worldwide provider of financial information services). Consequently, we cannot provide our users with the investment research and other information provided by such investment banks, brokerage firms and third-party research providers, which may put us at a competitive disadvantage. In the event that additional investment banks, brokerage firms and third-party research providers enter into such exclusive distribution arrangements or that we are hindered in our ability to offer our own services due to the lack of content from such investment banks, brokerage firms and third-party research providers, our business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategy" and "--Services."

  Our proprietary software technology enables us to distribute a particular research report or other financial information only to those users who have been authorized or entitled to access such report by the information provider. In particular, approximately 40% of our information providers currently supply us with research reports and other financial information that is available only to the customers of that information provider. We might inadvertently distribute a particular report to a user who is not so authorized or entitled, which could subject us to a claim for damages by the provider of the report or which could harm our reputation in the marketplace, either of which could have a material adverse effect on our business, results of operations and financial condition.

We are Dependent on Continued Growth of the Emerging Market for Online Investment Research

  The market for the distribution of investment research and other information over the Internet has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed electronic investment research distribution services by facsimile and over public and private networks, online services and the Internet. As is typical of a rapidly evolving industry, demand and market acceptance for new services are subject to a high level of uncertainty.

  Because the market for our services is new and rapidly evolving, it is difficult to predict with any assurance the growth rate, if any, and the ultimate size of this market. We cannot assure you that the market for our services will develop or that our services will ever achieve market acceptance. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, if our services do not achieve market acceptance, or if pricing becomes subject to significant competitive pressures, our business, results of operations and financial condition would be materially and adversely affected.

  Our future results of operations will depend, in substantial part, on our ability to increase the market acceptance of our services. The future viability of MultexNET will depend upon, among other factors, our ability to expand our direct and indirect sales and marketing channels, to attract and retain high-quality research providers and to deliver our services across multiple delivery platforms. The future viability of MultexEXPRESS will depend upon, among other factors, the continued desire of investment banks, brokerage firms and other information providers to distribute proprietary investment research and company news over the Internet or through private networks to their employees and customers. The future viability of Multex Research-On-Demand will depend upon, among other factors, the acceptance of the Internet as a medium for the purchase and distribution of investment research, as well as on our ability to build a direct and indirect sales force to sell our services, to attract and retain high-quality information providers, and to develop and increase our base of users. The future viability of Multex Investor Network will depend upon, among other factors, the acceptance of the Internet as a medium for the distribution and sale of investment research to individual investors, and our ability to attract and retain advertisers and sponsors, new members and additional distribution partners. In addition, in order to download research reports and other information from Multex

Investor Network, users are required to first download the Adobe Acrobat reader, which may be difficult for some users to accomplish. If we are unable to increase the number of users of MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network, or to attract and retain investment research providers, our business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategy" and "-- Services."

We are Dependent on Strategic Distribution Relationships

  We have distribution arrangements for our services with a number of third-party distributors, including America Online, Inc., Automatic Data Processing, Inc., Bloomberg L.P., Dow Jones & Co. Inc. and Reuters Limited, all of which are currently generating revenues for us, and with Bridge Information Systems, Inc., which is not currently generating revenues for us. We are dependent on our strategic relationships for the marketing and distribution of investment research reports and other information. Our future results of operations will be affected by the extent to which customers of these third-party distributors choose to subscribe to our various services. We cannot assure you that the customers of these third-party distributors will continue to subscribe to our services or that such third-party distributors will continue to actively market our services. If we are unable to retain and increase the utilization of our services by such customers, our business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategy" and "--Services."

  We cannot assure you that we will be successful in entering into additional strategic relationships, or that any additional relationships, if entered into, will be on terms favorable to us. Our receipt of revenues from our strategic relationships is directly affected by the levels of effort of these distributors. We cannot assure you that our strategic distributors will devote the necessary resources necessary to successfully market our services. Each of these distributors offers services, either of their own or from our competitors, which are in one or more respects competitive with our service offerings. In addition, our strategic distributors have the right to terminate their agreements with us under certain circumstances, in some circumstances on short notice. Furthermore, we cannot assure you that we will be able to renew such agreements when they expire on acceptable terms, if at all. If we are unable to maintain our existing strategic relationships or to enter into new strategic relationships, our business, results of operations and financial condition could be materially and adversely affected. See "Business--Strategic Distribution Relationships."

We Must Establish a Brand Identity for Multex Investor Network

  The future success of Multex Investor Network will depend, in part, on our ability to increase its brand awareness. In order to build our brand awareness, we must succeed in our marketing efforts, provide high-quality services and increase traffic to Multex Investor Network. We intend to increase our marketing budget substantially as part of our brand-building efforts. Our ability to increase advertising and sponsorship revenue from Multex Investor Network will depend in part on our ability to increase the number of users of the Company's Web sites. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially and adversely affected.

Our Market is Highly Competitive

  The market for the distribution of investment research and other information over the Internet is intensely competitive. We expect such competition to continue to increase because our market poses no substantial barriers to entry. Competition may also increase as a result of industry consolidation. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition.

  We face direct and indirect competition for both providers of investment research and other reports, and for subscribers with the following types of companies and media:

  . large and well-established distributors of financial information, such as Thomson Financial Services, through its subsidiaries First Call and Investext, and Institutional Brokers Estimate System ("I/B/E/S"), a subsidiary of Primark Corp.;

  . companies that provide investment research, including investment banks and brokerage firms that have their own Web sites;

  . other Internet providers of either free or subscription research services;

  . services provided by certain of our strategic distributors which are competitive in one or more respects with our service offerings;

  . numerous prospective competitors, such as Standard & Poor's, Market
    Guide, Moody's, Zacks Investment Research and others, that offer investment research-based services;

  . various written publications, including traditional media, investment newsletters, personal financial magazines and certain industry research appearing in financial periodicals;

  . extensive company-specific information, as well as general investment research relating to particular industries, may be obtained, frequently without charge, from public sources, including annual reports, Standard & Poor's company-specific reports and Value Line investment research reports, all of which are available from public libraries and from the companies to which such reports relate; and

  . services provided by in-house management information services personnel and independent systems integrators.

  We believe that our ability to compete depends upon many factors, many of which are outside of our control. These factors include our ability to sustain our relationships with leading providers of investment research, the timing and market acceptance of new services and enhancements to existing services developed by us and our competitors, ease of use, performance, price, reliability, customer service and support, and sales and marketing efforts. Our competitors vary in size and in the scope and breadth of services offered.

  Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may enable them to respond more quickly to new or emerging technologies and changes in investor requirements, or to devote greater resources to the development, promotion and sale of their services than we can. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers, strategic partners and providers of investment research information. Our competitors may develop services that are equal or superior to the services then offered by us or that achieve greater market acceptance than our services do. In addition, current and prospective competitors have established or may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our existing and prospective customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Competitive pressures may materially and adversely affect our business, results of operations or financial condition. See "Business-- Competition."

We Have a High Level of Customer Concentration

  Historically, a few of our subscribers and distributors have accounted for a substantial majority of our revenues. Specifically, in the years ended December 31, 1995, 1996 and 1997, 70%, 75% and 68%, respectively, of our revenues were generated by Bloomberg, Reuters, Merrill Lynch & Co. and Gruntal & Co., each of which individually generated 10% or more of our consolidated revenues during certain of such periods. In addition, approximately 450,000 of the 500,000 end-users of MultexEXPRESS are generated from one MultexEXPRESS installation. The loss of any major subscriber or distributor, or any reduction or delay in subscriptions by any such subscriber or distributor, or our failure to successfully market our services to new subscribers or distributors could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and Note 12 of Notes to the Consolidated Financial Statements.

We are Dependent on the Financial Services Industry

  We are dependent upon the continued demand for the distribution of investment research and other information over the Internet, making our business susceptible to a downturn in the financial services industry. For example, a decrease in the number of analysts that prepare investment research reports or in the capital dedicated to the dissemination of such research could result in a decrease in the number of research reports and other financial information available for distribution and a concomitant decrease in demand by our subscribers for such reports and other information. In addition, U.S. financial institutions are continuing to consolidate, increasing the leverage of our information providers to negotiate price and decreasing the overall potential market for certain of our services. These factors, as well as other changes occurring in the financial services industry, could have a material adverse effect on our business, financial condition and results of operations.

We Need to Manage Our Expanding Operations

  We have experienced rapid growth in our operations. At December 31, 1998, we had a total of 149 employees, as compared to 106 employees at December 31, 1997 and 79 employees at December 31, 1996. We expect that the number of our employees will continue to increase for the foreseeable future. This rapid growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. As a result, we will need to continue to improve our operational and financial systems and managerial controls and procedures. In addition, our future success will also depend on our ability to expand, train and manage our workforce, in particular our sales and marketing organization, both domestically and internationally. We will also have to maintain close coordination among our technical, accounting, finance, marketing, sales and editorial organizations. If we are unable to accomplish any of these objectives, our business, results of operations and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We are Dependent on our Key Personnel

  Our future success depends, in significant part, on the continued service of our senior management, including Mr. Isaak Karaev, our Chairman, President and Chief Executive Officer, and key technical and sales personnel, none of whom has entered into an employment agreement with us other than a non-competition/non-disclosure agreement. We maintain a key person life insurance policy in the amount of $3.0 million on the life of Isaak Karaev. The loss of the services of one or more of our key personnel could have a material adverse effect on our business, results of operations and financial condition. Our future success also depends on our continuing ability to attract, retain and motivate highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel, in particular information technology professionals, is intense, and we cannot assure you that we will be able to retain our key personnel or that we can attract, assimilate or retain other highly qualified personnel in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. See "Management."

We Face Certain Risks Associated with International Operations

  We have recently commenced operations in a number of international markets and a key component of our strategy is to continue to expand our international operations. To date, we have only limited experience in developing and obtaining research and other financial information relating to companies whose securities are traded on foreign markets and in marketing, selling and distributing our services internationally. We cannot assure you that we will be able to successfully market, sell and deliver our services in these markets. In certain markets, including Hong Kong, we intend to rely on the sales and marketing efforts of independent representatives. The failure of such independent representatives to successfully solicit information providers or market our services in such markets could have a material adverse effect on our business, results of operations and financial condition.

  There are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, potentially adverse tax consequences, export restrictions and controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, and seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, any of which could have a material adverse effect on the success of our international operations and, consequently, on our business, results of operations and financial condition. Furthermore, we cannot assure you that governmental regulatory agencies in one or more foreign countries will not determine that the services provided by us constitute the provision of investment advice, which could result in our having to register in such countries as an investment advisor or in our having to cease selling our services in such countries, either of which could have a material adverse effect on our business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

There are Certain Risks Associated with Potential Acquisitions

  We may, from time to time, pursue acquisitions of businesses, customer bases, products or technologies that complement or expand our existing business. We evaluate potential acquisition opportunities from time to time, including those that could be material in size and scope. Acquisitions involve a number of risks, including the diversion of management's attention from day-to-day operations to the assimilation of the operations and personnel of the acquired companies and the incorporation of acquired operations, customer bases, products or technologies. Such acquisitions could also have adverse effects on our business, results of operations or financial condition, and could result in dilutive issuances of equity securities, the incurrence of debt and the loss of key employees. In addition, many acquisitions must be accounted for using the purchase method of accounting and, because most software-related acquisitions involve the purchase of significant intangible assets, these acquisitions typically result in substantial amortization charges and charges for acquired research and development projects, which could have a material adverse effect on our results of operations or financial condition. We cannot assure you that any such acquisitions will occur or that, if such acquisitions do occur, the acquired businesses, customer bases, products or technologies will generate sufficient revenue to offset the associated costs or other adverse effects.

We Face Certain Risks Associated with Technological Change

  The market in which we operate is characterized by rapidly changing technology, evolving industry standards, frequent new service announcements, introductions and enhancements, and evolving customer demands. These market characteristics are exacerbated by the emerging nature of the Internet and the electronic distribution of investment research. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies and industry standards, and our ability to continually improve the performance, features and reliability of our services in response to both evolving customer demands and competitive service offerings. Our inability to successfully adapt to such changes in a timely manner could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we cannot assure you that we will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of new services, or that any enhancements to existing services will adequately meet the requirements of our current and prospective customers and achieve any degree of significant market acceptance. If we are unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or customer requirements, or if our services or enhancements contain defects or do not achieve a significant degree of market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

We Face Risks of System Failure, Security Breaches or Other Damage to Our
Systems

  Our electronic distribution of investment research utilizes proprietary technology which resides principally on one computer system. The continuing and uninterrupted performance of such computer system is critical to our success. Any system failure that causes interruptions in our ability of service our customers, including failures that affect our ability to collect research from our contributors or provide electronic investment research to our subscribers, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services. An increase in the volume of research reports handled by our computer system, or in the rate of requests for such research, could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Furthermore, we face the risk of a security breach of our computer system which could disrupt the distribution of research and other reports. Our business could be adversely affected if our system were affected by any of these occurrences.

  Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, a failure of our telecommunications providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our services. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, delays and interruptions in the delivery of our services. Although we carry general liability insurance, our insurance may not cover any claims by dissatisfied providers or subscribers or may not be adequate to indemnify us for any liability that may be imposed in the event that a claim were brought against us. Our business, results of operations and financial condition could be materially and adversely affected by any system failure, security breach or other damage that interrupts or delays our operations.

WE ARE DEPENDENT ON INTELLECTUAL PROPERTY AND FACE A RISK OF INFRINGEMENT
CLAIMS

  Our future success will be dependent, in significant part, on our proprietary technologies. We seek to protect our proprietary rights, but these actions may be inadequate to protect the rights covered by our patents, patent applications, trademarks or other proprietary rights or to prevent others from claiming violations of their proprietary rights. Our proprietary rights may not be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

  Furthermore, we cannot assure you that third parties will not claim that we have infringed on their patents or other proprietary rights. From time to time we have been, and we expect to continue to be, subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us. Although there has not been any litigation relating to such claims to date, such claims and any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, such litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to such claims or litigation unless we enter into agreements with the third parties responsible for such claims or litigation which may be unavailable on commercially reasonable terms.

  We generally enter into confidentiality agreements with our employees, consultants and strategic partners, and generally control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our proprietary information. The steps we have taken may not prevent misappropriation of our proprietary information.

WE FACE YEAR 2000 RISKS

  We have made a preliminary assessment of our Year 2000 readiness. We plan to perform a Year 2000 simulation on our software during the first half of 1999. We are also in the process of contacting certain third-party vendors, licensors and providers of software, hardware and services regarding their Year 2000 readiness. Following this testing and after contacting these vendors and licensors, we will be better able to make a complete evaluation of our Year 2000 readiness to determine what costs will be necessary to be Year 2000 compliant, and to determine whether contingency plans need to be developed. Efforts to comply with Year 2000 requirements may disrupt or delay our ability to continue developing and marketing our services. We may also incur certain unexpected costs in connection with Year 2000 compliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Impact of the Year 2000" for information on our state of readiness, potential risks and contingency plans regarding the Year 2000 issue.

                     Risks Related to the Internet Industry

We are Dependent on the Continued Growth of the Internet

  The Internet is relatively new and is rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, such as:

  . the Internet infrastructure may not be able to support the demands placed on it or its performance and reliability may decline as usage grows;

  . security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users to penetrate our network security; and

  . privacy concerns, such as those related to the placement by Web sites of certain information on a user's hard drive without the user's knowledge or consent in order to gather user information.

  Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. To be successful, we must adapt to our rapidly changing market by continually enhancing our existing services and adding new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incurred significant costs without generating related revenues or if we cannot adapt rapidly to these changes.

We are Dependent on the Internet Infrastructure

  Our future success will depend, in significant part, upon the maintenance of the Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products such as high-speed modems, for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, we cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a results of damage to portions of its infrastructure or otherwise, and such outages or delays could adversely affect the Web sites of our contributors, subscribers or distributors. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. We cannot assure you that the infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium will be developed or maintained. Moreover, critical issues concerning the commercial use of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could materially and adversely effect both the growth of the Internet generally and our business, results of operations and financial condition in particular.

We May Face Certain Liability for Internet Content

  As a publisher and distributor of online content, we face potential direct and indirect liability for defamation, negligence, copyright, patent or trademark infringement, violation of the securities laws and other claims based upon the reports and data that we publish. For example, by distributing a negative investment research report, we may find ourselves subject to defamation claims, regardless of the merits of such claims. Computer failures may also result in incorrect data being published and distributed widely. In these and other instances, we may be required to engage in protracted and expensive litigation, which could have the effect of diverting management's attention and require us to expend significant financial resources. Our general liability insurance may not necessarily cover any of these claims or may not be adequate to protect us against all liability that may be imposed. Any such claims or resulting litigation could have a material adverse effect on our business, results of operations and financial condition.

We may be Subject to Government Regulation and Legal Uncertainties

  The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet generally and the electronic distribution of investment research in particular. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material adverse effect on our business, results of operations and financial condition. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone service, certain local telephone carriers have petitioned governmental agencies to regulate Internet service providers ("ISPs") and online service providers ("OSPs") in a manner similar to long distance telephone carriers and to impose access fees on ISPs and OSPs. If any of these petitions or the relief that they seek is granted, the costs of communicating on the Internet could increase substantially, potentially adversely affecting the growth in the use of the Internet. Further, due to the global nature of the Internet, it is possible that, although transmissions relating to our services originate in the State of New York, governments of other states or foreign countries might attempt to regulate our services or levy sales or other taxes on our activities. We cannot assure you that violations of local or other laws will not be alleged or charged by local, state or foreign governments, that we might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of these developments could have a material adverse effect on our business, results of operations and financial condition. See "Business--Government Regulation."

                         Risks Related to the Offering

There has been No Prior Public Market for our Common Stock; Our Shares May Experience Extreme Price and Volume Fluctuations

  Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market or how liquid that market might become. The market price of the common stock may decline below the initial public offering price. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting."

  The market price of our common stock could be subject to significant fluctuations due to a variety of factors, including:

  . public announcements concerning us or our competitors;

  . quarterly fluctuations in operating results;

  . a downturn in the financial services industry generally or the market for securities trading in particular;

  . introductions of new products or services by us or our competitors;

  . changes in analysts' earnings estimates; and

  . announcements of technological innovations.

  The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile, including fluctuations that are often unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

Control by Officers, Directors and Existing Stockholders

  We anticipate that the directors, officers and stockholders who owned greater than 5% of the outstanding common stock prior to this offering and their
affiliates will, in the aggregate, beneficially own approximately     % of our
outstanding common stock following the completion of this offering (    % if
the underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the company. See "Management" and "Principal Stockholders."

We Currently have No Specific Use for a Substantial Portion of the Net Proceeds

  We currently have no specific uses for a substantial portion of the net proceeds of this offering. Accordingly, investors in this offering will be relying on management's judgment with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds from this offering in ways with which you may not agree. Our failure to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds."

Anti-Takeover Provisions

  Certain provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. See "Description of Capital Stock."

Shares Eligible for Future Sale

  If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After
this offering, we will have outstanding [   ] shares of common stock. Of these
shares, the [   ] shares being offered hereby are freely tradeable. This leaves
[   ] shares eligible for sale in the public market as follows:

     Number of Shares                            Date
     ---------------- ---------------------------------------------------------
         [     ]      After the date of this prospectus
         [     ]      Upon the filing of a registration statement to register
                      for resale shares of common stock issuable upon the
                      exercise of options granted under the 1999 Stock Option
                      Plan
         [     ]      At various times after 90 days from the date of this
                      prospectus
         [     ]      After 180 days from the date of this prospectus (subject,
                      in some cases, to volume limitations)
         [     ]      At various times after 180 days from the date of this
                      prospectus

  Our directors and officers and substantially all of our stockholders have agreed that they will not sell, directly or indirectly, any common stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus.

  Upon the closing of this offering, we intend to file a registration statement
to register for resale the [   ] shares of common stock reserved for issuance
under our 1999 Stock Option Plan (the "1999 Plan"). We expect such registration to become effective immediately upon filing. As of December 31, 1998, options to
purchase a total of [   ] shares of common stock were outstanding, of which [
] shares will be immediately exercisable upon the closing of this offering.

  Upon exercise, these shares and shares subject to options granted after the date hereof will be covered by that registration and will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of lock-up agreements. These stock options generally have exercise prices significantly below the assumed initial public offering of our common stock. The possible sale of a significant number of these shares may cause the price of our common stock to fall.

  Certain stockholders, representing approximately [    ] shares of common
stock, have the right, subject to conditions, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. See "Management--1999 Stock Option Plan," "Principal Stockholders," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

Immediate and Substantial Dilution

  Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options and warrants to purchase common stock are exercised, there will be further dilution. See "Dilution."

No Dividends

  We have not declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our Board of Directors. See "Dividend Policy."

                              CERTAIN INFORMATION

  We were incorporated in Delaware in 1993. Our principal executive offices are located at 33 Maiden Lane, 5th Floor, New York, New York 10038, and our telephone number at that address is (212) 859-9800.

                                USE OF PROCEEDS

  The net proceeds we will receive from the sale of the      shares of common
stock offered by us are estimated to be $   million ($   if the underwriters'
over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and
assuming a public offering price of $   per share (the mid-point of the range
set forth on the cover page of this prospectus). We will not receive any proceeds from the sale of shares by the over-allotment selling stockholders.

  We currently intend to use the net proceeds of this offering as follows:

  . expansion of our sales and marketing efforts;

  . expansion of our international operations;

  . general corporate purposes, including working capital; and

  . possible acquisitions of or investments in businesses, products and technologies that are complementary to those of our Company.

However, there are no agreements or pending negotiations with respect to any such acquisitions, investments or other transactions.

  Pending such uses, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

  We have not declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our Board of Directors.

                                 CAPITALIZATION

  The following table sets forth, as of September 30, 1998, the capitalization of the Company (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of preferred stock, and (iii) on an as adjusted basis to give effect
to the sale of      shares of common stock offered by the Company hereby at an
assumed initial public offering price of $   per share, after deducting the
underwriting discount and estimated offering expenses payable by the Company, and the application of the net proceeds from this offering. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this prospectus.

                                                      September 30, 1998
                                                --------------------------------
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Convertible preferred stock, $.01 par value,
 Series A, Series B, Series C and Series D,
 $33,000,000 aggregate liquidation preference,
 217,222 shares issued and outstanding on an
 actual basis; no shares issued and outstanding
 on a pro forma or as adjusted basis(1)........ $ 39,243       --
Stockholders' equity (deficit):
  Preferred stock, $.01 par value, 5,000,000
   shares authorized; no shares issued and
   outstanding on an actual, pro forma or as
   adjusted basis..............................      --        --
  Common stock, $.01 par value, 50,000,000
   shares authorized; 2,022,417 shares issued
   and outstanding on an actual basis;
   9,263,158 shares issued and outstanding on a
   pro forma basis; and      shares issued and
   outstanding on an as adjusted
   basis(1)(2)(3)..............................       20        93
  Additional paid-in capital...................   (3,662)   35,508
  Accumulated deficit..........................  (28,611)  (28,611)
  Deferred compensation........................   (1,605)   (1,605)
  Translation adjustment.......................      (21)      (21)
                                                --------  --------      ----
   Total stockholders' equity (deficit)........  (33,879)    5,364
                                                --------  --------      ----
    Total capitalization....................... $  5,364  $  5,364      $
                                                ========  ========      ====

--------
(1) Does not reflect the issuance by the Company of 80,000 shares of Series E preferred stock, $.01 par value, in December 1998.

(2) Does not reflect the issuance by the Company of a warrant to purchase 212,033 shares of common stock in October 1998.

(3) Excludes      shares of Common Stock issuable pursuant to stock options
    outstanding as of September 30, 1998 (of which options to purchase
    approximately      shares were then exercisable) with a weighted average
    price of $   per share. See "Management--1999 Stock Option Plan" and
    "Description of Capital Stock--Options."

                                    DILUTION

  The pro forma net tangible book value of the Company as of September 30, 1998, after giving effect to the conversion of preferred stock, was $
million, or $   per share of common stock. Pro forma net tangible book value per share is equal to the amount of the Company's total tangible assets (total assets less intangible assets and total liabilities), divided by the number of shares of common stock outstanding as of September 30, 1998. Assuming the sale
by the Company of           shares of common stock offered hereby at an assumed
initial public offering price of $      per share (the mid-point of the range
set forth on the cover page of this prospectus), and the application of the estimated net proceeds from this offering, the pro forma net tangible book
value of the Company as of September 30, 1998 would have been $     million, or
$      per share of common stock. This represents an immediate increase in pro
forma net tangible book value of $     per share to existing stockholders and
an immediate dilution in pro forma net tangible book value of $      per share
to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................       $
  Pro forma net tangible book value per share as of September 30,
   1998.......................................................... $
  Pro forma increase attributable to new investors...............
                                                                  -----
Pro forma net tangible book value per share after the offering...
                                                                        -------
Pro forma dilution per share to new investors....................       $
                                                                        =======

  The following table summarizes, on a pro forma basis as of September 30, 1998, the total number of shares of common stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors:

                         Shares Purchased      Total Consideration
                         -------------------   ---------------------  Average Price
                         Number    Percent      Amount     Percent      Per Share
                         -------   ---------   ---------  ----------  -------------
Existing stockholders
 (1)....................                     % $                    %      $
New investors...........                                                   $
                          -------   ---------  ---------   ---------
  Total.................                100.0% $               100.0%
                          =======   =========  =========   =========

--------
(1) If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to
             , or     % of the total number of shares of common stock to be
    outstanding after this offering, and will increase the number of shares of
    common stock held by the new investors to           shares, or     % of the
    total number of shares of common stock to be outstanding immediately after this offering. See "Principal Stockholders."

  The foregoing tables and calculations assume no exercise of outstanding options and excludes (i) 80,000 shares of Series E preferred stock, $.01 par value, issued by the Company in December 1998 and (ii) a warrant to purchase 212,033 shares of common stock issued by the Company in October 1998. At
September 30, 1998, there were           shares of common stock reserved for
issuance upon exercise of outstanding options at a weighted average exercise
price of $     per share. To the extent that these options are exercised, there will be further dilution to new investors. See "Management--1999 Stock Option Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 1997 and 1998 and the consolidated balance sheet data as of September 30, 1998 are derived from unaudited Consolidated Financial Statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1993 and 1994 and the selected consolidated balance sheet data as of December 31, 1993, 1994 and 1995 are derived from audited Consolidated Financial Statements which are not included herein. The unaudited Consolidated Financial Statements have been prepared on substantially the same basis as the audited Consolidated Financial Statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position and the consolidated results of its operations for those periods. Results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year or for any future period.

                                                                        Nine Months
                                                                           ended
                                 Year Ended December 31,               September 30,
                          ------------------------------------------  ----------------
                           1993    1994     1995     1996     1997     1997     1998
                          ------  -------  -------  -------  -------  -------  -------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................  $2,026  $ 2,155  $ 1,005  $ 2,647  $ 6,014  $ 3,566  $ 9,321
Cost of revenues........     565      752      404      810    1,232      828    2,130
                          ------  -------  -------  -------  -------  -------  -------
Gross profit............   1,461    1,403      601    1,837    4,782    2,738    7,191
Operating expenses:
  Sales and marketing...     145      943    1,892    2,339    3,507    2,328    4,317
  Research and
   development..........     620      975    1,520    1,415    1,601    1,186    1,526
  General and
   administrative.......   1,149    1,553    2,709    4,553    7,836    5,656    6,762
                          ------  -------  -------  -------  -------  -------  -------
    Total operating
     expenses...........   1,914    3,471    6,121    8,307   12,944    9,170   12,605
                          ------  -------  -------  -------  -------  -------  -------
Loss from operations....    (453)  (2,068)  (5,520)  (6,470)  (8,162)  (6,432)  (5,414)
Net interest income
 (expense)..............       5       52       26       60      125       57      (86)
Other income (expense)..     (23)      23      --       --       --       --      (716)
                          ------  -------  -------  -------  -------  -------  -------
Net loss................  $ (471) $(1,993) $(5,494) $(6,410) $(8,037) $(6,375) $(6,216)
                          ======  =======  =======  =======  =======  =======  =======
Basic and diluted loss
 per common share         $(2.16) $ (1.77) $ (4.69) $ (5.80) $ (7.03) $ (5.63) $ (4.43)
                          ======  =======  =======  =======  =======  =======  =======
Pro forma net loss per
 share (1)(2)...........                                     $ (0.92)          $ (0.68)
                                                             =======           =======
Pro forma weighted
 average shares
 outstanding(1)(2)......                                       8,694             9,089
                                                             =======           =======

                                       December 31,
                         --------------------------------------------  September 30,
                          1993    1994     1995      1996      1997        1998
                         ------  -------  -------  --------  --------  -------------
                                               (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents, and
 marketable securities.. $1,323  $ 4,975  $   255  $  8,730  $ 10,197    $  5,307
Working capital
 (deficit)..............    960    4,803   (1,487)    7,249     8,021       3,077
Total assets............  1,416    6,295    2,799    12,548    14,733      10,439
Deferred revenues.......    167      --       286     1,085     1,447       2,897
Long-term debt..........    --       340      717     1,384     1,053         --
Convertible preferred
 stock..................  1,463    8,146    8,798    25,066    37,234      39,243
Total stockholders'
 equity (deficit).......   (437)  (2,657)  (8,791)  (16,601)  (26,750)    (33,879)

--------
(1) See Note 4 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.
(2) Pro forma to give effect to the conversion of preferred stock and excludes
    (i) 80,000 shares of Series E preferred stock, $.01 par value, issued by the Company in December 1998 and (ii) a warrant to purchase 212,033 shares of common stock issued by the Company in October 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

Overview

  Multex.com is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. The Company's services enable timely online access to over 900,000 research reports and other investment information on over 15,000 companies. These reports are published by more than 400 investment banks, brokerage firms and third-party research providers worldwide. In the United States, the Company offers research reports from 18 out of the 20 leading investment banks and brokerage firms, according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. In Europe, the Company offers research reports from 18 out of the 20 leading investment banks and brokerage firms, as ranked by the Reuters Tempest survey, and in Asia, the Company offers research reports from 19 out of the 20 leading investment banks and brokerage firms, as ranked by Asia Money. More than 600,000 individual investors, institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients, have access to the Company's services. In addition to making its services available through its own Web sites, the Company has established a number of strategic distribution relationships to reach both the institutional market and the individual investor market. For the institutional market, the Company has established a number of strategic distribution relationships, including ADP, Bloomberg, Bridge, Dow Jones and Reuters. For the individual investor market, the Company has established a number of strategic distribution relationships, including AOL, CBS MarketWatch and CNNfn.

  The Company offers four main services: (i) MultexNET, which was launched in June 1996; (ii) MultexEXPRESS, which was launched in January 1997; (iii) Multex Research-On-Demand, which was launched in April 1997; and (iv) Multex Investor Network, which was launched in November 1998. MultexNET, typically offered as a one to three year subscription, allows entitled institutional investors to access full-text investment research reports on a real-time basis from leading investment banks, brokerage firms and other third-party research providers over the Internet or through other distribution channels. MultexEXPRESS, also provided pursuant to one to three year subscriptions, enables financial institutions to distribute their proprietary financial research, as well as other corporate documents, over the Internet, through intranets and other private networks. Multex Research-On-Demand gives institutional investors, corporations and individual investors the ability to access research reports on a pay-per-view basis from a majority of the contributors to MultexNET, over the Internet or through other distribution channels. Multex Investor Network gives individual investors who register as members access to a range of financial reports and services, including research reports on a free and pay-per-view basis over the Internet from a majority of the contributors to MultexNET. Multex Investor Network also includes banner advertising and sponsorship advertising throughout the site. Sponsors to Multex Investor Network include full-service brokerage firms and other financial institutions interested in attracting individual investors to their products, services and brands.

  Pricing of the Company's services is based on a number of factors. The annual subscription fee for MultexNET typically ranges from $1,000 to $3,540 per subscriber based on the number of users within the subscribing organization. For MultexEXPRESS, the subscription fees vary based on the number of users, but typically average $150,000 annually per subscriber installation. Fees for information and research offered through Multex Research-On-Demand and Multex Investor Network typically range from $10 to $150 per report, depending on the length and type of document. Sponsorship fees for Multex Investor Network range from $7,500 to $100,000 per month based on the level of sponsorship.

  Revenues from subscriptions to MultexNET and MultexEXPRESS are recognized in equal installments over the term of the subscription. Revenues from Multex Research-On-Demand and pay-per-view transactions on Multex Investor Network are recognized upon sale. Revenues from sponsorships to Multex Investor Network are recognized in equal installments over the term of the sponsorship. Certain users of Multex Research-On-Demand pay a flat annual fee for the service, which entitles them to receive research and other reports at a discounted rate. Revenues from these users are recognized in equal installments over the term of the subscription. All costs associated with revenues from MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network are expensed as and when incurred. The Company pays distribution fees to its distributors and, with respect to Multex Research-On-Demand and pay-per-view transactions on Multex Investor Network, royalties to the investment banks, brokerage firms or third-party research providers that authored the research.

  On February 27, 1998, the Company established a new subsidiary, Multex Data Group, Inc. ("Multex Data Group"). On March 27, 1998, Multex Data Group acquired assets (primarily software) of Research Data Group, Inc., an aggregator of earnings estimates and a publisher of independent investment reports, in exchange for 49% of the common stock of Multex Data Group. In connection with this transaction, the Company issued to a principal of Research Data Group, Inc., 50,000 shares of the Company's common stock at a purchase price of $6.00 per share and a one year option to acquire 83,333 shares of the Company's common shares at an exercise price of $7.50 per share. On December 15, 1998, the Company acquired the remaining 49% of Research Data Group, Inc. in exchange for 83,333 shares of the Company's common stock valued at approximately $625,000. The acquisition has been accounted for using the purchase method of accounting and accordingly, the Company is consolidating the results of operations of Multex Data Group effective March 27, 1998.

  The Company has expanded its operations in recent years and has grown from 79 employees at December 31, 1996 to 106 employees at December 31, 1997 and to 149 employees at December 31, 1998. In January 1997, the Company opened its London office and in 1998, the Company engaged the services of two independent representatives in Hong Kong. The Company expects to add additional personnel both in the United States and abroad as its operations expand. The Company currently expects to significantly increase its operating expenses both on an absolute basis and as a percentage of revenues in order to expand its sales and marketing operations, to continue to expand internationally and to continuously upgrade and enhance its services and technologies. As a result of these and other factors, there can be no assurance that the Company will not incur significant losses on a quarterly and annual basis for the foreseeable future.

  The Company has incurred significant losses since its inception, and as of September 30, 1998 had an accumulated deficit of $28.6 million. The Company has also incurred $841,000 of expenses relating to a proposed financing in 1998, which were expensed in the three months ended September 30, 1998. In addition, the Company has recorded cumulative deferred compensation of $1.9 million, which represents the difference between the exercise price and the fair market value of the Company's Common Stock at the date of grant for shares of Common Stock issuable upon the exercise of certain stock options granted to employees. Of the total deferred compensation amount, $25,000 was amortized in 1997 and $318,000 was amortized during the nine months ended September 30, 1998. The remaining deferred compensation amount is expected to be amortized over the remaining vesting periods of the related options. The Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that the results for any period should not be relied upon as an indication of future performance.

  Historically, a few of the Company's subscribers and distributors have accounted for a substantial majority of the Company's revenues. Specifically, for the year ended December 31, 1997, Bloomberg, Reuters, Merrill Lynch & Co. and Gruntal & Co. accounted for 21%, 20%, 16% and 11% of the Company's consolidated revenues, respectively, and for the nine months ended September 30, 1998, Reuters accounted for 10% of the Company's consolidated revenues. The loss of any of these subscribers or distributors could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--We Have a High Level of Customer Concentration" and Note 12 of Notes to the Consolidated Financial Statements.

  The Company was incorporated in April 1993. In October 1993, Multex Systems, Inc., a New York corporation, merged with and into Multex Publisher, Inc., a Delaware corporation, which subsequently changed its name to Multex Systems, Inc. From 1993 to June 1996, the Company was engaged in the development of software which is the underlying technology of MultexNET and provided software development services to ADP. Starting in September 1995, the Company generated revenues from the distribution of research reports and other information through Bloomberg. In January 1999, the Company changed its name to Multex.com, Inc.

Results of Operations

  The following table sets forth the consolidated statement of operations data for the periods indicated as a percentage of revenues:

                                                           Nine Months
                         Year Ended December 31,       Ended September 30,
                         ---------------------------   ----------------------
                          1995      1996      1997        1997        1998
                         -------   -------   -------   ----------   ---------
Revenues................   100.0%    100.0%    100.0%       100.0%      100.0%
Cost of revenues........    40.2      30.6      20.5         23.2        22.8
                         -------   -------   -------   ----------   ---------
Gross profit............    59.8      69.4      79.5         76.8        77.2
Operating expenses:
  Sales and marketing...   188.4      88.4      58.3         65.3        46.3
  Research and
   development..........   151.3      53.5      26.6         33.3        16.4
  General and
   administrative.......   269.7     172.0     130.3        158.6        72.6
                         -------   -------   -------   ----------   ---------
  Total operating
   expenses.............   609.4     313.9     215.2        257.2       135.3
                         -------   -------   -------   ----------   ---------
Loss from operations....  (549.6)   (244.5)   (135.7)      (180.4)      (58.1)
Net interest income
 (expense)..............     2.7       2.3       2.1          1.6        (0.9)
Other expense...........     --        --        --           --          7.7
                         -------   -------   -------   ----------   ---------
Net loss................  (546.9)%  (242.2)%  (133.6)%     (178.8)%     (66.7)%
                         =======   =======   =======   ==========   =========

Nine Months Ended September 30, 1998 and 1997

  Revenues

  The Company's revenues consist of subscription fees for MultexNET and MultexExpress, and sales of investment research on a pay-per-view basis through Multex Research-On-Demand. Multex.com also provides professional services to select MultexEXPRESS clients, including software development, customization and integration services. These services are typically billed to clients on a time and material basis. On occasion, as a service to its clients, the Company has acquired equipment for resale. To date, the Company has not derived significant revenues from its international operations.

  Total revenues increased 161.4% to $9.3 million for the nine months ended September 30, 1998 from $3.6 million for the nine months ended September 30, 1997. The increase was due in approximately equal measures to the introduction of Multex Research-On-Demand in April 1997, a significant increase in the number of MultexEXPRESS installations, growth in the number of MultexNET subscribers and an increase in the level of professional services provided to customers.

  Cost of Revenues

  Cost of revenues consists primarily of fees payable to distributors of MultexNET and Multex Research-On-Demand, royalties payable to the providers of investment research offered through Multex Research-On-Demand, Web site development costs for MultexEXPRESS customers, purchases of equipment for resale and telecommunications costs.

  Cost of revenues increased 157.0% to $2.1 million for the nine months ended September 30, 1998 compared to $828,000 for the nine months ended September 30, 1997. As a percentage of revenues, cost of revenues were 22.8% and 23.2% for the nine months ended September 30, 1998 and 1997, respectively. The increase in dollar terms was primarily due to royalty and distribution fee payments as a result of the introduction of Multex Research-On-Demand in April 1997, the increased cost of equipment purchased for resale, increased Web site development costs resulting from the increased number of MultexEXPRESS customers, and additional telecommunication charges resulting from increased sales of subscriptions for MultexNET and MultexEXPRESS. The Company incurred minimal royalty and distribution expense in the nine months ended September 30, 1997 related to Multex Research-On-Demand, following the launch of that service in April 1997. While the gross margin for the nine months ended September 30, 1998 remained flat as compared to the gross margin for the same period in 1997, the Company achieved higher margins on the sale of its services due to raising the prices of its services and improved operating efficiencies, which was offset by the lower margins associated with Multex Research-On-Demand sales and equipment resales.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, advertising, public relations, tradeshow expenses, and costs of marketing materials. Sales and marketing expenses increased 85.5% to $4.3 million for the nine months ended September 30, 1998 compared to $2.3 million for the nine months ended September 30, 1997. As a percentage of revenues, sales and marketing expenses decreased to 46.3% from 65.3% for the nine months ended September 30, 1998 and 1997, respectively. The increase in dollar terms was due primarily to an expansion of the sales force both domestically and internationally and increased marketing activities, including the complete redesign of the Company's marketing materials and additional costs resulting from commencing and expanding the Company's international marketing efforts. The Company expects sales and marketing expenses to increase significantly as the Company continues to expand the Multex Investor Network, increases brand awareness, hires additional sales and marketing personnel and expands internationally.

  Research and Development. Research and development expenses consist primarily of salaries and benefits. Research and development expenses increased 28.6% to $1.5 million for the nine months ended September 30, 1998 compared to $1.2 million for the nine months ended September 30, 1997. As a percentage of revenues, research and development expenses decreased to 16.4% from 33.3% for the nine months ended September 30, 1998 and 1997, respectively. The increase in research and development expenses in dollar terms was primarily due to an increase in the number of developers hired by the Company, salary increases and, following its acquisition in March 1998, expenses incurred by developers based at the Company's Multex Data Group subsidiary. The Company believes that continued investment in product development is critical to attaining its strategic objectives and, as a result, expects research and development expenses to increase significantly in future periods.

  General and Administrative. General and administrative expenses consist primarily of salaries and benefits, fees for professional services and facility expenses, including depreciation of assets. General and administrative expenses increased 19.6% to $6.8 million for the nine months ended September 30, 1998 compared to $5.7 million for the nine months ended September 30, 1997. As a percentage of revenues, general and administrative expenses decreased to 72.6% from 158.6% for the nine months ended September 30, 1998 and 1997, respectively. The increase in general and administrative expenses in dollar terms was primarily due to increased personnel, professional service fees and facility expenses necessary to support the Company's domestic and international growth, including costs associated with the London and Multex Data Group offices. The Company expects general and administrative expenses to increase in future periods as the Company hires additional personnel and incurs additional costs related to the growth of its business and its operations as a public company.

  Loss from Operations

  For the foregoing reasons, loss from operations decreased 15.8% to $5.4 million for the nine months ended September 30, 1998 as compared to $6.4 million for the nine months ended September 30, 1997. As a percentage of revenues, loss from operations was (58.1)% and (180.4)% for the nine months ended September 30, 1998 and 1997, respectively.

  Interest Income (Expense) and Other Expense

  Net interest expense was $86,000 for the nine months ended September 30, 1998 as compared to net interest income of $57,000 for the nine months ended September 30, 1997. The increase in net interest expense was due principally to interest on loans used to acquire equipment which amounted to $265,000.

  Other expense was $716,000 for the nine months ended September 30, 1998 as compared to none for the nine months ended September 30, 1997. This item was comprised of other expenses of $841,000 relating to a proposed financing in 1998, offset in part by other income on the gain on sale of fixed assets, primarily computer equipment.

Years Ended December 31, 1997 and 1996 and 1995

  Revenues

  Total revenues increased 127.2% to $6.0 million in 1997 from $2.6 million in 1996, and increased 163.5% in 1996 from $1.0 million in 1995. The increase in revenues in 1997 was primarily due to increased demand for MultexNET, and the introduction of MultexEXPRESS and Multex Research-On-Demand. The increase in revenues in 1996 was due to increased revenues from the Company's services on Bloomberg and the introduction and increasing demand for MultexNET, which was made available over the Internet in June 1996.

  Cost of Revenues

  Cost of revenues increased 52.2% to $1.2 million in 1997 from $809,000 in 1996, and increased 100.6% in 1996 from $403,000 in 1995. As a percentage of revenues, cost of revenues decreased to 20.5% in 1997 from 30.6% and 40.2% in 1996 and 1995, respectively. The increase in cost of revenues in dollar terms in each period was primarily due to increased distributor fees relating to MultexNET, increased royalty and distribution fee payments as a result of the introduction of Multex Research-On-Demand in April 1997, the costs of creating Web sites for MultexEXPRESS customers and additional telecommunication charges resulting from increased sales of subscriptions for MultexNET and MultexEXPRESS. Cost of revenues as a percentage of revenues has decreased as the Company has been able to raise the prices of its services and improve operating efficiencies. The Company has also reduced the proportion of its revenues resulting from equipment resales, which have significantly lower margins as compared to revenues generated by the Company's services.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased 49.9% to $3.5 million in 1997 from $2.3 million in 1996, and increased 23.6% in 1996 from $1.9 million in 1995. As a percentage of revenues, sales and marketing expenses decreased to 58.3% in 1997 from 88.4% and 188.4% in 1996 and 1995, respectively. The increase in sales and marketing expenses in dollar terms in each period was due to an expansion of the Company's sales force and increased marketing activities, including print advertising and direct mail.

  Research and Development. Research and development expenses increased to $1.6 million in 1997 from $1.4 million in 1996, and increased from $1.5 million in 1995, representing an increase of 13.1% and a decrease of 6.9%, respectively. As a percentage of revenues, research and development expenses decreased to 26.6% in 1997 from 53.5% and 151.3% in 1996 and 1995, respectively. The increase in research and development expenses in dollar terms was due to an increase in the numbers of developers employed by the Company and salary increases.

  General and Administrative. General and administrative expenses increased 72.1% to $7.8 million in 1997 from $4.6 million in 1996, and increased 68.0% in 1996 from $2.7 million in 1995. As a percentage of revenues, general and administrative expenses decreased to 130.3% in 1997 from 172.0% and 269.7% in 1996 and 1995, respectively. The increase in general and administrative expenses in dollar terms in each period was primarily due to increased personnel, professional service fees and facility expenses necessary to support the Company's domestic and international growth.

  Loss from Operations

  For the foregoing reasons, loss from operations increased 26.2% to $8.2 million in 1997 from $6.5 million for 1996 and 17.2% in 1996 from $5.5 million in 1995. As a percentage of revenues, loss from operations was (135.7)%, (244.5)% and (549.6)% for 1997, 1996 and 1995, respectively.

  Interest Income (Expense) and Other Income

  Net interest income increased 108.7% to $125,000 for 1997 from $60,000 in 1996 and increased 124.9% in 1996 from $26,000 in 1995. The increase in net interest income was due principally to an increase in the amount of cash available for investment purposes.

Income Taxes

  At December 31, 1997, the Company had net operating loss carryforwards of approximately $18,600,000 and research and development credits of approximately $500,000 for income tax purposes that expire in 2008 through 2012. The utilization of approximately $15,600,000 and $400,000 of such loss carryforwards and credits, respectively, are subject to an annual limitations of approximately $1,900,000, pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

Selected Unaudited Quarterly Results of Operations

  The following table sets forth certain unaudited quarterly statement of operations data for each of the seven quarters ended September 30, 1998. In the opinion of management, the unaudited financial results include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's consolidated results of operations for those periods. The consolidated quarterly data should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                Three Months Ended
                          --------------------------------------------------------------------------
                                                                                  June
                          Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,     30,     Sept. 30,
                            1997       1997       1997       1997       1998      1998       1998
                          --------   --------   ---------  --------   --------   -------   ---------
                                                  (in thousands)
Revenues................  $   950    $ 1,212     $ 1,404   $ 2,448    $ 2,714    $ 3,115    $ 3,492
Cost of revenues........      242        284         302       404        694        752        684
                          -------    -------     -------   -------    -------    -------    -------
Gross profit............      708        928       1,102     2,044      2,020      2,363      2,808
Operating expenses:
  Sales and marketing...      652        943         733     1,179      1,164      1,334      1,819
  Research and
   development..........      370        393         423       415        440        513        573
  General and
   administrative.......    1,932      1,849       1,875     2,180      2,004      2,379      2,379
                          -------    -------     -------   -------    -------    -------    -------
    Total operating
     expenses...........    2,954      3,185       3,031     3,774      3,608      4,226      4,771
                          -------    -------     -------   -------    -------    -------    -------
Loss from operations....   (2,246)    (2,257)     (1,929)   (1,730)    (1,588)    (1,863)    (1,963)
Net interest income
 (expense)..............       23         (5)         39        68       (196)        56         54
Other income (expense)..      --         --          --        --         125        --        (841)
                          -------    -------     -------   -------    -------    -------    -------
Net loss................  $(2,223)   $(2,262)    $(1,890)  $(1,662)   $(1,659)   $(1,807)   $(2,750)
                          =======    =======     =======   =======    =======    =======    =======
                                           Percentage of Total Revenues
                          --------------------------------------------------------------------------
Revenues................    100.0%     100.0%      100.0%    100.0%     100.0%     100.0%     100.0%
Cost of revenues........     25.5       23.4        21.5      16.5       25.6       24.1       19.6
                          -------    -------     -------   -------    -------    -------    -------
Gross profit............     74.5       76.6        78.5      83.5       74.4       75.9       80.4
Operating expenses:
  Sales and marketing...     68.7       77.8        52.2      48.2       42.9       42.8       52.1
  Research and
   development..........     38.9       32.4        30.1      16.9       16.2       16.5       16.4
  General and
   administrative.......    203.3      152.6       133.6      89.1       73.8       76.4       68.1
                          -------    -------     -------   -------    -------    -------    -------
    Total operating
     expenses...........    310.9      262.8       215.9     154.2      132.9      135.7      136.6
                          -------    -------     -------   -------    -------    -------    -------
Loss from operations....   (236.4)    (186.2)     (137.4)    (70.7)     (58.5)     (59.8)     (56.2)
Net interest income
 (expense)..............      2.5       (0.4)        2.8       2.7       (7.2)       1.8        1.5
Other income (expense)..      --         --          --        --         4.6        --       (24.1)
                          -------    -------     -------   -------    -------    -------    -------
Net loss................   (233.9)%   (186.6)%    (134.6)%   (68.0)%    (61.1)%    (58.0)%    (78.8)%
                          =======    =======     =======   =======    =======    =======    =======

  The Company's revenues have increased in all quarters presented as a result of increased acceptance of MultexNET, which was launched in June 1996, MultexEXPRESS, which was launched in January 1997, and increased purchases of the Multex Research-On-Demand service, which was launched in April 1997. The Company's gross margins fluctuate due to several factors. Increased prices and improved operating efficiencies lead to an increase in gross margin, which is also enhanced when significant volumes of professional services are supplied, as in the three months ended December 31, 1997. In other quarters, when the Company has significant amounts of equipment resale transactions, such as in the three months ended March 31, 1998, gross margin tends to decrease. Operating expenses have increased in dollar terms during the quarters presented. Sales and marketing expenses have increased in dollar terms as a result of increased personnel and increased marketing, advertising and promotional activity. Research and development expenses increased in dollar terms as a result of expanded technological development efforts to support the launch of new services and to enhance the features and functionality of its services.

  The Company's quarterly revenues, margins and results of operations have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future. Causes of such fluctuations have included and may include, among other factors, demand for the Company's services, the size and timing of both new and renewal subscriptions, the number, timing and significance of new services introduced by the Company and its competitors, the ability of the Company to develop, market and introduce new and enhanced services on a timely basis, the level of service and price competition, changes in operating expenses, changes in the mix of services offered, changes in the Company's sales incentive strategy, sharp declines in the volume or price levels of securities transactions and general economic factors. Any one or more of these factors could have a material adverse effect on the Company's business, results of operation and financial condition, and makes the prediction of results of operations on a quarterly basis unreliable. See "Risk Factors--Our Quarterly Operating Results Fluctuate Significantly."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations primarily through the sale of equity securities. Through September 30, 1998, the Company had received an aggregate of $32.7 million in net proceeds from the sale of four series of convertible preferred stock. At September 30, 1998, the Company had $5.3 million of cash and cash equivalents. In December 1998, the Company received $19.9 million in net proceeds from the sale of a fifth series of convertible preferred stock. The Company's principal commitments consisted of obligations under operating leases.

  Net cash used in operating activities was $7.1 million, $5.5 million and $4.6 million for the years ended December 31, 1997, 1996 and 1995, respectively, and $2.4 million and $4.9 million for the nine months ended September 30, 1998 and 1997, respectively. The principal use of cash for all periods was to fund the Company's losses from operations.

  Net cash used in investing activities was $945,000, $9.2 million and $905,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $533,000 for the nine months ended September 30, 1997. Net cash provided by investing activities was $7.0 million for the nine months ended September 30, 1998. Cash used in investing activities was primarily related to purchases of property, equipment and marketable securities and cash provided by investing activities was primarily related to the sale of marketable securities. In 1996, the Company purchased marketable securities following one of its Preferred Stock financings pending use of those funds.

  Net cash provided by financing activities was $9.7 million, $15.4 million and $771,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $9.8 million for the nine months ended September 30, 1997. For the nine months ended September 30, 1998, the Company used $960,000 in financing activities. Net cash provided by and used by financing activities primarily consisted of net proceeds from the sale of equity securities and borrowings under bank lines of credit, which were offset in part by repayments of bank debt and lease obligations.

  Although the Company has no material commitments for capital expenditures, management anticipates that it will experience a substantial increase in its capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel, including the implementation of an off-site backup computer system and certain capital expenditures associated with expanding the Company's facilities. The Company currently anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of the Company's cash resources. The Company believes that the net proceeds of the offering, together with its existing cash, cash equivalents and marketable securities, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures at least for the next twelve months.

Impact of the Year 2000

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

  State of Readiness. The Company has begun to assess the Year 2000 readiness of its information technology ("IT") systems, including the hardware and software that enable the Company to provide and deliver its MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, and its non-IT systems. The Company's assessment plan consists of the following:

  . quality assurance testing of its internally developed proprietary software incorporated in its MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services ("Services Software");

  . contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of its MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services;

  . contacting providers of material non-IT systems;

  . assessment of repair or replacement requirements;

  . repair or replacement;

  . implementation; and

  . creation of contingency plans in the event of Year 2000 failures.

  The Company plans to perform a Year 2000 simulation on its Services Software during the first half of 1999 to test system readiness. Based on the results of its Year 2000 simulation test, the Company intends to revise the code of its Services Software as necessary to improve the Year 2000 compliance of its Services Software. The Company has been informed by many of its vendors of material hardware and software components of its IT systems that the products used by the Company are currently Year 2000 compliant. The Company will require vendors of its other material hardware and software components of its IT systems to provide assurances of their Year 2000 compliance. The Company plans to complete this vendor process during the first half of 1999. The Company is currently assessing the materiality of its non-IT systems and will seek assurances of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted and have responded, the Company will not be able to completely evaluate whether its IT systems or non-IT systems will need to be revised or replaced.

  Costs. To date, the Company has not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of its expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, the Company does not possess the information necessary to estimate the potential costs of revisions to its Services Software should such revisions be required or the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although the Company does not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on the Company's business, results of operations and financial condition.

  Risks. The Company is not currently aware of any Year 2000 compliance problems relating to its Services Software or its IT or non-IT systems that would have a material adverse effect on the Company's business, results of operations and financial condition, without taking into account the Company's efforts to avoid or fix such problems. There can be no assurance that the Company will not discover Year 2000 compliance problems in its Services Software that will require substantial revisions or replacements. In addition, there can be no assurance that third-party software, hardware or services incorporated into the Company's material IT and non-IT systems will not need to be revised or replaced, which could be time consuming and expensive. The failure of the Company to fix its Services Software or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its Services Software, and its IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

  In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside the Company's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of the Company, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent the Company from delivering its MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, decrease the use of the Internet or prevent users from accessing its MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, any of which would have a material adverse effect on the Company's business, results of operations and financial condition.

  Contingency Plan. As discussed above, the Company is engaged in an ongoing Year 2000 assessment and has not developed any contingency plans. The results of the Company's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans.

Recent Accounting Pronouncements

  See Note 1 to Notes to Consolidated Financial Statements for recently adopted and recently issued accounting standards.

                                    BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

  Multex.com is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. The Company's services enable timely online access to over 900,000 research reports and other investment information on over 15,000 companies. These reports are published by more than 400 investment banks, brokerage firms and third-party research providers worldwide. In the United States, the Company offers research reports from 18 out of the 20 leading investment banks and brokerage firms, according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. In Europe, the Company offers research reports from 18 out of the 20 leading investment banks and brokerage firms, as ranked by the Reuters Tempest survey, and in Asia, the Company offers research reports from 19 out of the 20 leading investment banks and brokerage firms, as ranked by Asia Money. More than 600,000 individual investors, institutional investors and financial professionals, including mutual funds managers, portfolio managers, brokers and their clients, have access to the Company's services. In addition to making its services available through its own Web sites, the Company has established a number of strategic distribution relationships to reach both the institutional market and the individual investor market. For the institutional market, the Company has established a number of strategic distribution relationships, including ADP, Bloomberg, Bridge, Dow Jones and Reuters.

  For the individual investor market, the Company has recently launched the Multex Investor Network, an Internet service targeting the rapidly growing online individual investor market. Multex Investor Network is an interactive community for online investors. Visitors to Multex Investor Network can join as a "member" at no cost. Members of Multex Investor Network have access to a range of member services, investment research reports and other financial information from Multex.com, sponsoring brokerage firms and investment banks, as well as member generated content. Members also have access to over 250,000 premium "pay-per-view" investment and brokerage research reports from over 250 brokerage firms, investment banks and third-party information providers. The Company has established a number of strategic distribution relationships involving the Multex Investor Network, including a strategic distribution relationship with America Online, Inc. to serve as the anchor tenant for brokerage research on the AOL Personal Finance channel. America Online is also a recent investor in the Company. In addition, the Company has established distribution relationships for the Multex Investor Network with other Internet portals and financial sites, including The Wall Street Journal Interactive, CNNfn, CBS MarketWatch, Quote.com, Hoovers, and Edgar On-Line.

Industry Overview

  In recent years, there has been substantial growth in the ownership of equity and fixed income securities worldwide. According to the Investment Company Institute, total financial assets of U.S. households were $14.0 trillion at the end of 1995, and are expected to grow to over $22.5 trillion by the year 2000. These assets are invested in, among other things, over 8,500 publicly traded companies in the United States, including over 2,900 companies that have completed initial public offerings in the last five years, and thousands more internationally. The growth in financial assets has resulted from a number of factors, including an increase in the number of mutual funds and increased cash flows into those mutual funds, households allocating more of their assets to equity investments, sustained high returns in the equity markets over a number of years, and lower trading costs as a result of regulatory changes and improved technologies. The proliferation in equity ownership and associated trading activity has created a need for more investment research and market information on the part of investors who seek higher returns on their portfolios.

  The emergence of the Internet as a tool for communications and commerce is changing the markets for financial transactions and information services. Individuals are rapidly embracing the Internet because it is simple to access and it makes vast amounts of information quickly available. According to International Data Corporation, the number of users of the Internet grew to 34 million users worldwide by the end of 1996, and is expected to reach approximately 139 million users by the end of 2000.

  Individuals are showing strong preferences for transacting certain types of business, including trading securities, via the Internet, rather than in person or over the telephone. These transactions are being streamlined and can now be performed directly virtually anywhere at any time. Individual investors have accepted and even welcomed self-directed online transactions because such transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary. The Company believes that these trends evidence a fundamental change in the way certain individual investors manage their financial assets. As individual investors seek to independently manage their financial assets, these investors may seek investment research and other financial reports online. As a result of these factors, online investing accounts are gaining popularity and the aggregate
value of these accounts is expected to grow from $    billion in 1998 to $524
billion by 2001, according to Forrester Research, Inc.

  Investment research is one of the primary tools individual and institutional investors use to assist them in deciding whether to invest in a company or industry and when to buy and sell a particular security. Investment banks and brokerage firms, as the primary providers of investment research, have invested billions of dollars developing their research capabilities, which they use to build their brand name recognition, enhance customer loyalty and generate investment banking and trading revenues. Many of these firms are expanding the breadth and scope of their research by hiring additional analysts and increasing the number of companies and industries covered by their research and providing research on international markets. The ability to offer investment research to investors who traditionally have not had timely access to investment research is increasingly becoming a competitive advantage and a key distinguishing feature for brokerage firms. As the industry becomes more competitive, investment banks and brokerage firms want to distribute their research in the fastest and most efficient manner possible in order to meet increasing investor demand for better access to investment research and market information.

  Individual and institutional investors are increasingly demanding access to investment research and other market information--such as SEC reports, business and financial news, stock quotes, stock price graphs and annual reports--on a "real-time" or near "real-time" basis. Investment research traditionally has been mailed to investors, which results in a delay in the receipt of the research and significant printing, duplicating and mailing costs. In order to distribute research reports on a more timely basis, some reports are increasingly being sent by facsimile transmission to investors. However, these conventional distribution methods do not allow investment banks or brokerage firms to control which investors access and view their research. Moreover, large institutional investors often receive hundreds of paper reports, totaling thousands of pages, each week. These paper-based reports must be manually sorted, distributed, stored, reviewed and prioritized, which can be time consuming and expensive. Likewise, large users of investment research and other financial information also include investment banks and brokerage firms, which utilize their proprietary research and other corporate documents, as well as research purchased from other sources, to support their own banking, sales, trading and marketing functions. These firms seek to quickly and efficiently distribute research and other documents to their investment bankers, brokers and traders in geographically dispersed locations.

  In response to the shortcomings of the traditional research distribution methods, investment banks and brokerage firms have tried new distribution methods, including e-mail and distribution through their Web sites, with varying degrees of success. Distribution by e-mail requires the recipient to open and view the e-mail to determine if it is useful and is difficult to differentiate from the other e-mail messages received by the investor. Also, e-mail messages cannot be searched on a full-text basis and are not easily archived or retrieved by others. Web-site distribution by investment banks and brokerage firms requires the investor to visit and search numerous Web sites that provide research, which is time-consuming and inefficient. Investment banks and brokerage firms need a solution to their internal and client investment research distribution needs. Institutional investors need a real-time, commingled source for their investment research needs. Individual investors need access to research from investment banks, brokerage firms and other third-party providers.

THE MULTEX.COM SOLUTION

  Multex.com is a leading provider of online investment research services designed to meet the needs of individual investors and institutional investors, including investment banks, brokerage firms and corporations. The Company's services provide users with online access to a wide range of research and other investment information from leading investment banks, brokerage firms and third-party research providers worldwide, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. The Company's Internet-based technology solution ensures timely receipt of information for critical investment decisions and enables research providers to target their research more efficiently. At the same time, recipients of the information can use the Company's proprietary search tools to locate and retrieve the desired information, saving the time and expense of manually searching through printed reports. Online availability also eliminates costs otherwise incurred in printing, mailing, sorting and filing printed reports. Finally, Multex.com enables research and information providers to market more efficiently, not only by reaching their target customers more effectively, but also by providing feedback regarding their access and usage patterns. The Company's services provide the following key benefits:

  Extensive Research Database. Multex.com provides entitled investors access to an online database of more than 900,000 research reports and other investment information on over 15,000 companies. These reports are published by more than 400 investment banks, brokerage firms and third-party research providers worldwide. In the United States, the Company offers research reports from 18 out of the 20 leading investment banks and brokerage firms, according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. In Europe, the Company offers research reports from 18 out of the 20 leading investment banks and brokerage firms, as ranked by the Reuters Tempest survey, and in Asia, the Company offers research reports from 19 out of 20 leading investment banks and brokerage firms, as ranked by Asia Money. More than 600,000 individual investors, institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients, have access to the Company's services. The Company typically adds reports to its database at the rate of more than 15,000 new reports each week. Multex.com also provides electronic access on a pay-per-view basis of more than 250,000 recently published research reports from more than 250 leading contributors to individual investors, buy-side professionals, corporate executives and investor relations specialists. Research reports in the Multex.com database include all text, charts, graphs, tables, color and document formatting contained in the original report. For certain customers, Multex.com also provides access to delayed stock quotes through Quote.com and real-time Securities and Exchange Commission filings through EDGAR Online as part of their subscription.

  Efficient, Cost-Effective Research Distribution. Multex.com enables investment banks, brokerage firms and third-party research providers to electronically distribute their research reports to their brokers, bankers and traders and their customers via the Internet or intranets on a real-time basis. Through services offered by Multex, research can be distributed to multiple locations simultaneously. By using such services, research providers can target investors worldwide, monitor investor requests for research reports and determine who has accessed their reports. As services offered by Multex.com are distributed over the Internet or intranets, research providers save printing and mailing costs and can more easily target their research to their customers. The Company's services are password protected and research included in the Multex.com database can be accessed only by authorized users.

  Comprehensive Search Capabilities. Multex.com has incorporated extensive search capabilities into its services, thereby enabling users to rapidly and easily locate relevant commingled research from hundreds of sources and to reduce the costs of indexing, organizing and distributing research reports. Users can search for a particular research report by a number of criteria, including company name, industry, ticker symbol or analyst. Additionally, users can search on a full text basis for words or phrases. Multex.com also enables customers to create searchable, customized research profiles and portfolios, to further facilitate document location and retrieval.

  Ease and Efficiency of Use. The Company's services are designed to facilitate the electronic contribution and online distribution of investment research. The Company's proprietary software allows sell-side research departments and third-party information providers to easily contribute research reports, financial models, graphic presentations and other documents in real-time directly to the Multex.com database. Research and information providers can use existing word processing and desktop publishing software, such as Microsoft Word, Excel, PowerPoint, WordPerfect, HTML and multimedia creation software, and are not required to modify their method of document creation. For users accessing research, the Company's proprietary technology incorporates a graphical user interface and provides access through leading browser technologies to simplify finding, retrieving, viewing and printing research reports.

Strategy

  The Company's objective is to be the leading provider of online investment research services for the individual and institutional investment community. The Company uses leading Internet technologies to provide a unique, integrated platform for the efficient distribution of investment research and financial information worldwide. The following are the key elements of the Company's strategy:

  Provide Extensive Investment Research and Information. The Company intends to continue to leverage its success as an investment research and information source for institutional investors. The Company continuously targets leading investment banks and brokerage firms in an effort to add their research to the Multex.com research database. The Company's database is growing rapidly and the Company adds approximately 15,000 new research reports to its database each week. By establishing relationships with other third-party providers of investment and financial information, including EDGAR Online, Standard & Poor's, ValueLine and others, Multex.com offers extensive third-party investment research and information. The Company, through Multex Data Group, its wholly-owned subsidiary, is also developing the ability to provide proprietary earnings estimates and related financial reports. Multex.com believes that by continually incorporating additional sources of investment and financial information into its database, the Company will be positioned to become the premier source of high-value investment information.

  Expand Distribution Channels. The Company employs a broad array of distribution channels for its services and is continuously identifying and developing new channels. For the institutional investor market, Multex has entered into agreements with leading distributors of financial information, including ADP, Bloomberg, Bridge, Dow Jones and Reuters. In order to enhance the distribution of investment research to individual investors, Multex.com has also recently entered into an agreement with America Online to be an anchor tenant on the investment research area within the AOL Personal Finance channel and has also entered into agreements to distribute its services with a number of leading Internet-based financial Web sites and distributors, including CNNfn, Data Broadcasting Corporation (which includes CBS MarketWatch) and Disclosure.

  Increase Multex Brand Awareness. Multex.com believes that increasing the brand name awareness of the Company and its services in the financial community will contribute to its success. The Company has successfully built a brand name among institutional investors and research providers and is targeting its marketing efforts to expand the recognition of its corporate and service names through advertising, direct mail, trade shows, seminars and conferences as well as joint marketing initiatives with information providers and distributors. The Company seeks to incorporate its branded logo on each Web site that utilizes its technology to increase awareness of the Company and its services.

  Target Individual Investor Market. The Company, through Multex Investor Network, is targeting the expanding individual investor market. The Company intends to expand its related sales and marketing efforts in order to increase traffic on the Multex Investor Network and expand its member base. In addition, to address the individual investor market, the Company intends to capitalize on its arrangement with America Online and to develop links to the Multex Investor Network from other leading Internet portals and personal finance Web sites. The Company is also seeking to expand the amount of research available to individual investors on the Multex Investor Network from leading investment banks and brokerage firms. The Company believes that the availability of Multex Investor Network will enhance individual investor's access to institutional quality research and further the Company's position as a leading online provider of such research.

  Extend Global Presence. To provide U.S. and foreign investors with access to investment research prepared by leading investment banks and brokerage firms throughout the world, the Company targets international contributors and subscribers from its headquarters in New York, from an office in London and through an independent representative in Hong Kong. The Company intends to open offices in other leading financial centers. The Company believes that institutional investors in Europe, the Pacific Rim and numerous emerging markets require access to high quality online investment research and information. Since many investors are investing in markets throughout the world, they also require research and information from investment banks and brokerage firms in local markets. In addition, many investment banks and brokerage firms in U.S. and foreign markets are seeking to distribute their research worldwide.

  Maintain Technology Leadership. Multex.com intends to continuously develop and incorporate new technologies to enhance its services. The Company intends to maintain its leadership position by continuing to enhance its technology through investment in research and development activities, use of new Internet, intranet and extranet technologies and integration of each of its services. In particular, the Company is extending the available document formats to support spreadsheets, presentation applications, HTML-based pages, URL references, and audio and video files. The Company is also developing integrated and directed user alerts and e-mail and fax capabilities. Using its technological capabilities and expertise, the Company focuses on enhancing its scalable and open architecture.

  Focus on Multiple Revenue Opportunities. The Company is pursuing multiple revenue opportunities for future growth with a particular focus on establishing a recurring revenue stream from subscriptions. The Company believes that subscriptions, professional service fees, pay-per-view transactions and advertising represent key opportunities. By expanding the number of research providers and the amount and formats of information available, the Company believes that it may be able to generate additional revenue from these enhanced services. In addition, the Company believes that by targeting individual investors and corporations, the Company may be able to increase the pay-per-view revenues from Multex Research-On-Demand and the Multex Investor Network services. The Company also expects to generate advertising revenue from the Multex Investor Network and its other Web sites.

Services

  The following table sets forth certain information concerning the Company's principal service offerings:

                            MULTEX SERVICE OFFERINGS

    Name of                                                                    Number        Revenue
    Service              Description                  Target Market           of Users        Model
----------------  -------------------------- -------------------------------- -------- -------------------
MultexNET         Access to real-time        Buyside institutions             15,000+  Annual subscription
                  commingled research        and corporations
MultexEXPRESS     Real-time distribution of  Sellside investment              500,000+ Annual subscription
                  proprietary research and   banks and brokerage firms
                  other information
Multex Research-  Access to commingled       Commercial and investment banks,  1,600+     Pay-per-view
 On-Demand        research on a delayed      corporations, financial advisors
                  basis                      and professional services firms
Multex Investor   Access to free and         Individual investors             100,000+    Advertising,
 Network          premium investment                                                     sponsorship and
                  research and other reports                                              pay-per-view

  MultexNET

  MultexNET enables subscribers to access on a real-time basis over the Internet commingled full-text investment research reports supplied by leading investment banks, brokerage firms and third-party research providers. Typical subscribers include mutual fund managers, other portfolio managers, institutional investors, research analysts and other financial services professionals. Subscribers to MultexNET are offered advanced searching and filtering capabilities, and the ability to retrieve investment research reports over the Internet. The Company's proprietary software enables it to distribute a particular research or other financial report only to those users who have been authorized or entitled to access such report by the firm that authored the report. MultexNET enables research and other information providers to monitor requests for their research reports and determine who has accessed and viewed the report. Subscribers whose subscription does not entitle them to access particular embargoed research and third-party research information may be able to access such reports through Multex Research-On-Demand on a pay-per-view basis after the embargo period has ended (typically 15 days).

  Features of MultexNET include real-time access to high-quality multimedia and rich text research reports, the ability to utilize advanced searching features which permit searches by company name, ticker symbol, brokerage firm, analyst, industry/subject codes and date, the ability to create and modify customized portfolios and profiles in order to ensure the delivery of updated research information about those companies in a particular user's portfolio or profile, and easy-to-use document viewing, printing, faxing, and e-mail options. The Company also provides access to delayed stock quotes through Quote.com and real-time filings with the Securities and Exchange Commission filings through EDGAR Online as part of the MultexNET subscription. In addition, features currently under development will enable subscribers to arrange for automated fax and/or e-mail distribution of research reports to the subscriber's end-users.

  Research reports and other financial information available through MultexNET are stored on the Company's database servers and delivered over its Internet servers. MultexNET requires subscribers to have an Internet connection or a connection to an extranet maintained by Multex, Microsoft Internet Explorer or Netscape Navigator Web browsers, and the Adobe Acrobat viewer installed on their workstation, desktop or laptop computer.

  The annual subscription fee for MultexNET typically ranges from $1,000 to $3,540 per subscriber depending upon the number of users at the particular buyside institution or corporation who have access to the service.

  MultexEXPRESS

  MultexEXPRESS enables investment banks, brokerage firms and other financial institutions to distribute proprietary financial research as well as internal corporate documents, forms, news and other proprietary content over the Internet or through intranets and other private networks. Using MultexEXPRESS, investment banks, brokerage firms and other financial institutions are able to reduce the cost of printing and distributing research reports and other internal information and can disseminate more timely information to their employees and customers. Like MultexNET, MultexEXPRESS offers the contributing firm the ability to identify which users are actually accessing research through the usage reporting system incorporated into MultexEXPRESS. MultexEXPRESS can be implemented as a unique Internet site or seamlessly integrated into a firm's existing online presence to target information to employees and key clients on a real-time basis. MultexEXPRESS is built on the same technology platform and provides users with the same core functionality found in MultexNET. MultexEXPRESS also offers additional features and integration options targeted to the internal distribution needs of investment banks, brokerage firms and other financial institutions.

  MultexEXPRESS has been installed at 31 leading investment banking and brokerage firms, with more than 500,000 users (approximately 450,000 of which are generated from one MultexEXPRESS installation), at December 31, 1998. MultexEXPRESS is generally contracted for a one to three year period at a fixed rate dependent upon the scale of the enterprise-wide solution offered to the customer. Currently, the average price is approximately $150,000 for each year of the contract.

  Multex Research-On-Demand

  Multex Research-On-Demand gives libraries, corporations, financial advisors, pension funds, banks, insurance companies, other professional service firms, as well as institutional and individual investors, the ability to access certain research reports and other information from a majority of the MultexNET research providers. Each report can be purchased on a pay-per-view basis after an embargo period during which the research providers make the report available on a proprietary basis only to their own customers. A growing subset of the content in the Multex database, 50% as of December 31, 1998, is available on Multex Research-On-Demand. This service is available either on a stand-alone basis, through strategic distribution channels or as a part of MultexNET, MultexEXPRESS or Multex Investor Network. While the majority of the reports available on Multex Research-On-Demand relate to U.S. equities and investment opportunities, the Company is adding information relating to foreign equities and investment opportunities.

  Multex Research-On-Demand customers can purchase and download the research reports to their own computer using advanced searching and filtering technology that locates documents by symbol, industry, brokerage firm, full-text words and phrases, or user-defined portfolios and profiles. Users can receive e-mail alerts throughout the day, which may be keyed to their portfolios or other user-provided specifications. The financial research reports available to Multex Research-On-Demand customers include both those relating to a particular company and those relating to an industry as a whole. Research from independent research providers (such as Jupiter Communications, Standard & Poor's and The Yankee Group) is also available for purchase. An online purchase history provides a specific list of all of the reports purchased by an individual user.

  Prices per document available through Multex Research-On-Demand generally range from $10 to $150, based on the length and type of document. The pay-per-view fees are generally shared between the investment bank, brokerage firm or third-party research provider that supplied the original research report, the distributor through which the purchase was initiated, if any, and the Company. There is no registration or subscription fee for use of this service. Certain users have purchased an annual subscription which enables them to purchase individual research reports at a discounted price. The Company is also adding analysis from leading third-party advisory services.

  Multex Investor Network

  Multex Investor Network is an Internet service targeting the rapidly growing online individual investor market. Multex Investor Network is an interactive community for online investors. Visitors to Multex Investor Network can join as a "member" at no cost. Members of Multex Investor Network can download, view and print a wide range of investment research reports and investment content from Multex, sponsoring brokerage firms and investment banks, as well as member generated content. Members also have access to over 250,000 premium "pay-per-view" investment and brokerage research reports from over 250 brokerage firms, investment banks and third-party information providers. The Company has established a number of strategic distribution relationships regarding the Multex Investor Network, including a strategic distribution relationship with America Online to serve as the anchor tenant for brokerage research on the AOL Personal Finance channel. In addition, the Company has established distribution relationships for the Multex Investor Network with other Internet portals and financial sites, including The Wall Street Journal Interactive, CNNfn, CBS MarketWatch, Quote.com, Hoovers, and Edgar On-Line.

  The Company generates revenue from Multex Investor Network through the sale of sponsorships to leading investment banks and brokerage firms, the sale of banner advertisements that allow interested users to link directly to the advertisers' own Web sites, and pay-per-view sales of investment research and other financial reports. To date, the Company has signed sponsorship agreements with Merrill Lynch, Salomon Smith Barney and Gruntal & Co.

  In connection with the Merrill Lynch sponsorship, Multex.com recently assisted Merrill Lynch in the launch www.askmerrill.com, a four-month trial Web site that makes Merrill Lynch's award-winning research available to anyone with access to the Internet. Specifically, the trial Web site, developed by Merrill Lynch in partnership with the Company, gives registered users access to: (i) Merrill Lynch Research reports on specific companies, including analyst reports and earnings estimates; (ii) an at-a-glance listing of the latest research reports available from Merrill Lynch analysts and (iii) a research tracker feature that automatically displays reports for as many as ten companies specified by the user.

  Other Services

  The Company, through Multex Data Group, maintains an earnings estimate database which is resold through various distributors and offers its proprietary earnings estimates and related financial reports. These reports, which combine information from the Company's earnings estimates database with other fundamental data obtained from a variety of sources, are sold on a pay-per-view basis through Multex Research-On-Demand and may be offered in the future on a subscription basis.

Research and Information Providers

  The Company has dedicated substantial resources to develop relationships with an extensive range of domestic and international investment banks, brokerage firms and third-party research providers. The Company has a dedicated sales force which is continually recruiting research providers. The Company manages its relationship with each major research provider through account representatives.

  Currently, the Multex.com database consists of more than 900,000 research reports and other investment information, and is growing at the rate of more than 15,000 new reports each week. Research contributors include more than 400 investment banks, brokerage firms and third-party research providers. Set forth below is a representative list of the Company's research and information providers:

Selected North American Information Providers

ABN Amro Chicago             ING Barings                PaineWebber
Corporation                  Interstate/Johnson Lane*   Piper Jaffray*
BancBoston Robertson         J.P. Morgan Securities     Ragen McKenzie*
Stephens*                    J.C. Bradford & Co. *      Raymond James &
Bear Stearns & Co. Inc.      Janney Montgomery Scott*   Associates*
Brown Brothers Harriman*     Jefferies & Co. *          Robinson-Humphrey*
BT Alex. Brown*              Keefe, Bruyette & Woods*   Salomon Smith Barney*
Chase Securities*            Legg Mason Wood Walker*    Sanford Bernstein
CIBC Oppenheimer*            Merrill Lynch*             Schroder Securities
CS First Boston              Morgan Keegan & Company*   Ltd.
Dain Rauscher Wessels*       Morgan Stanley Dean        SG Cowen*
Goldman Sachs & Co.          Witter                     Soundview Financial
Gruntal & Co.*               NationsBanc Montgomery     Group*
Hambrecht & Quist*           Securities                 Volpe Brown Whelan
                                                        Warburg Dillon Read*

Selected International Information Providers

ABN Amro                     Dresdner Kleinwort Benson  PaineWebber
Alfred Berg                  Fox Pitt, Kelton*          International
Auerbach Grayson*            Goldman Sachs              Paribas*
Bankers Trust Australia      International              RBC Dominion
Limited                      HSBC James Capel           Securities Inc.
Cazenove & Co.               Indosuez WI Carr*          Robert Fleming & Co.
Clarion Securities           ING Barings                Salomon Smith Barney*
Commerzbank AG               Jardine Fleming Holdings   Santander Investment
Credit Lyonnais Europe       Ltd.                       Securities*
Credit Suisse First          JP Morgan Securities Ltd.  SBC Warburg Dillon
Boston                       Merrill Lynch              Read
Daiwa Institute of           International*             Schroder & Co. Ltd.*
Research Ltd.*               Morgan Stanley             SG Securities PTE
Deutsche Morgan Grenfell     International              Union Bank of
                             Nomura Securities          Switzerland
                             International              Yorktown Securities*

Selected Third-Party Information Providers

Baseline*                    Instinet Research*         The Red Chip Review*
CNBC/Dow Jones*              IPO Maven*                 Value Line Mutual Fund
Disclosure*                  Renaissance Capital*       Survey*
Ford Investor Services*      Standard & Poor's*         Wall Street
                                                        Transcript*
                                                        WEFA*
--------
* Also provides research and information for Multex Research-On-Demand

CUSTOMERS

  The Company has dedicated substantial resources to developing relationships with an extensive range of buyside institutions, investment banks, brokerage firms, libraries, corporations and other professional service firms. As a result, MultexNET is used at over 4,000 financial institutions and corporations, MultexEXPRESS is used by 31 of the world's leading brokerage firms, and thousands of users access Multex Research-On-Demand. Multex Investor Network, which was launched in November 1998, had more than 100,000 registered users on December 31, 1998.

  Set forth below is a representative list of the Company's customers:

AIM Advisors                            Gabelli Asset Management                Morgan Stanley Asset
Alliance Capital Management             GE Capital                              Management
Arthur Andersen & Company               Goldman Sachs & Co.                     Oppenheimer Funds
BancBoston Robertson Stephens           Gruntal & Co.                           PaineWebber
Barclays Global Investors               Heidrick & Struggles                    Piper Jaffray
BT Alex. Brown                          Hewlett-Packard                         Putnam Investments
Conseco Inc.                            Invesco Asset Management                T. Rowe Price
Dain Rauscher Wessels                   J.C. Bradford & Co.                     Ragen McKenzie
Delaware Management                     Jefferies & Co.                         Salomon Smith Barney
Dresdner/RCM Global Investors           John Hancock Advisors                   Asset  Management
Ernst & Young                           Kleinwort Benson Investment             SBC Warburg Dillon Read
Fidelity Capital Markets                  Management                            SG Cowen
Fleet Investment Advisors--             Legg Mason Wood Walker                  Soundview Financial Group
  Equity Partners                       McKinsey & Co.                          UBS Securities
Franklin Research and Development       Merrill Lynch Asset Management          Vanguard

STRATEGIC DISTRIBUTION RELATIONSHIPS

  The Company has established a number of strategic distribution relationships to provide marketing and additional distribution for its services, to build traffic on its Web site and to increase investor awareness of the Multex brand. These strategic relationships target one of two markets: institutional investors and individual investors.

  The Company has entered into certain agreements and strategic relationships with ADP, Bloomberg, Bridge, Dow Jones and Reuters to assist the Company in marketing its services to institutional investors, although in the case of Bridge, the services are not expected to become available until the middle of 1999. In each case, the Company shares in revenues generated from sales to end-users through the strategic partners' distribution networks. The principal services distributed by these strategic partners are MultexNET, which is made available as a service through the partners' distribution network on similar terms to those available to subscribers to MultexNET over the Internet, and Multex Research-On-Demand. The Company recently renegotiated its strategic relationship with Reuters for the five-year term beginning on January 1, 1999. See "Certain Transactions."

  In order to enhance the distribution of investment research to the individual investor market, the Company has recently entered into an agreement with America Online. This agreement is for an initial two-year term and is automatically renewable unless either party give advance notice of its intention not to renew. Under its agreement with AOL, the Company has secured a position as an anchor tenant on the AOL Personal Finance channel as well as a programming presence on other screens within the AOL service, with links from those locations back to the Company's Web site.

  In addition to the strategic relationships described above, the Company has entered into agreements with numerous other distributors, including Big Charts, CBS Marketwatch, CNNfn, Data Broadcasting Corp., Disclosure, Edgar Online, Hoover's, MediaOne, Quote.com, Stock Smart, WSRN and Ziff Davis Interactive Investor, to further attract traffic to the Multex Investor Network and the Company's other Web sites.

SALES AND MARKETING

  The Company sells its services through a sales and marketing organization, which consisted of an aggregate of 57 employees at December 31, 1998. The sales force is organized into geographic teams focused on sales of subscriptions to MultexNET, sales of the MultexEXPRESS service and sales of Multex Research-On-Demand on a pay-per-view or subscription basis. Furthermore, sponsorships and advertising space on the Multex Investor Network are sold pursuant to an agreement with DoubleClick.

  The Company's sales force develops sales presentations, demonstrates the Company's services and manages the complete sales cycle. The Company currently has sales personnel in New York, Washington D.C. and London, as well as two independent representatives in Hong Kong, who are responsible for specific geographic territories as well as named accounts and prospects around the world. The Company recently opened a sales office in San Francisco and plans to add additional sales personnel from time to time as necessary.

  In addition to its direct sales efforts, the Company's services are also sold over a growing number of third-party channels including Bloomberg, Reuters, Disclosure and others, which reach institutional and individual investors around the world. The Company believes that its presence on these channels also serves as a significant and continuous source of brand marketing for the Company and its services. See "--Strategic Distribution Relationships."

  To support its sales efforts, the Company employs a variety of methods to market and promote its services and the Multex brand name. These methods include direct mail, print advertisements, Internet advertisements, trade shows and conferences, and telemarketing. The Company also utilizes its Web site, which is continually updated with corporate and industry news, new information about the Company's services and other financial information, to provide links and other registration opportunities, all designed to create awareness, generate leads and sell services.

RESEARCH AND DEVELOPMENT

  The Company's future success will depend upon its ability to maintain and develop competitive technologies, to continue to enhance its current services and to develop and introduce new services in a timely and cost-effective manner that meet changing conditions such as evolving customer needs, new competitive service offerings, emerging industry standards and rapidly changing technology. The Company has a dedicated research and development organization that develops new features and functionality for its existing services as well as the software that supports new services. The research and development team has expertise in network development and maintenance, Internet and intranet protocols, software development, database maintenance and development and a variety of programming tools and languages and operating systems. At December 31, 1998, Multex had 24 employees engaged in research and development. Research and development expenses were $1.4 million in 1996, $1.6 million in 1997 and $1.5 million in the nine months ended September 30, 1998. The Company anticipates making substantial expenditures on research and development in the future.

  The market for investment analysis software is characterized by rapidly changing technology, evolving industry standards in computer hardware, programming tools, programming languages, operating systems, database technology and information delivery systems, changes in customer requirements and frequent new product introductions and enhancements. There can be no assurance that the Company will be able to develop and market, on a timely basis, if at all, service enhancements or new services that respond to changing market conditions or that will be accepted by investors. Any failure by the Company to anticipate or to respond quickly to changing market conditions, or any significant delays in service development or introduction, could cause users to delay or decide against purchases of the Company's services and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--We are Dependent on Continued Growth of the Emerging Market for Online Investment Research."

CUSTOMER SERVICE AND NETWORK SUPPORT

  The Company is committed to providing a high level of service and support to its customers. As the Company's services are available to users 24 hours-a-day, 7 days-a-week, the Company's network support services are continuously available. Customer service is generally available weekdays from 8AM to 6PM (EST). Inquiries come in through the Company's Web sites and via e-mail and telephone. At December 31, 1998, Multex had 30 employees engaged in customer service and network support.

System Architecture and Technology

  Multex.com believes that its system architecture and proprietary technology provides it with an important competitive advantage. Multex uses open standard components including Windows NT, Microsoft Internet Information Server, Microsoft SQL Server and Fulcrum Server. The infrastructure of the Company's Production Site is built to provide continuous availability of service to the clients over Internet and intranet channels. All the critical components of the system are redundant, which allows continuous service in case of unexpected component failure, maintenance and upgrades. The Company's infrastructure is scalable, allowing Multex.com to quickly adjust to an expanding client base and a research information database.

  The Company's operations are dependent on its ability to maintain its computer and telecommunications systems in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Although the Company is currently in the planning stages of acquiring and implementing a redundant back-up, off-site computer system, this measure does not eliminate the significant risk to the Company's operations from a natural disaster or system failure at its principal site. In addition, any failure or delay in the timely transmission or receipt of feeds and computer downloads from its information providers, due to system failure of the information providers, the public network or other failures, could disrupt the Company's operations. See "Risk Factors--We Face Risks of System Failure, Security Breaches or Other Damage to Our Systems."

Competition

  The market for the electronic distribution of investment research and related services is intensely competitive and such competition is expected to continue to increase. The Company believes that its ability to compete depends upon many factors within and beyond its control, including continuing relationships with leading providers of investment research, the timing and market acceptance of new services and enhancements to existing services developed by the Company and its competitors, ease of use, performance, price, reliability, customer service and support, and sales and marketing efforts. The Company's competitors vary in size and in the scope and breadth of services offered. Further, the Company encounters direct and indirect competition from a number of sources, including traditional media, companies that provide investment research (including investment banks and brokerage firms that have their own Web sites), investment newsletters, personal financial magazines and other Internet providers of either free or subscription research services. In addition, extensive company-specific information, as well as general investment research relating to particular industries, may be obtained, frequently without charge, from public sources, including annual reports, Standard & Poor's company-specific reports and Value Line investment research reports, all of which are available from public libraries and from the companies to which such reports relate, and certain industry research appearing in financial periodicals.

  The Company believes that the principal competitive factors in attracting and retaining information providers include the ability to provide full-text, publication-quality research reports electronically on a real time basis, relationships with institutional investors interested in receiving such research and the flexibility of open architecture systems which enable any computer user with access to a browser to receive research reports regardless of which operating system controls the information provider's computer. The Company believes that the principal competitive factors in attracting and retaining subscribers include price of the service, the depth, breadth and timeliness of content, the full-text search features available and the ease of use. The Company believes that the principal competitive factors in attracting advertisers will include the number of subscribers, the demographics of such subscribers and the "pre-qualification" features that can be offered to investment banks and brokerage firms. There can be no assurance that the Company will be able to compete favorably with respect to these or any other competitive factors.

  The Company's MultexNET and Multex Research-On-Demand services compete with large and well-established distributors of financial information, such as First Call, Investext and I/B/E/S. The Company's MultexEXPRESS service competes with services provided by in-house management information services personnel and independent systems integrators. The Company's Multex Investor Network service competes with Web sites that offer personal finance information (e.g., Microsoft Investor and Yahoo! Finance) and Web sites hosted by investment banks and brokerage firms (e.g., DLJ Direct and Prudential Securities) that offer such firm's research reports on-line either exclusively to their customers or more generally to the public. Numerous other competitors, such as Market Guide, Standard & Poor's, Moody's and others offer similar investment research-based services that compete, or may in the future compete, directly and indirectly with the Company's services. Many of the Company's existing and prospective competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in investor requirements, or to devote greater resources to the development, promotion and sale of their services than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers, strategic partners and providers of investment research information. See "Risk Factors--Our Market is Highly Competitive."

INTELLECTUAL PROPERTY

  The Company's future success will depend, in part, on its intellectual property, and the Company relies upon copyright, patent, trade secret and trademark laws in the United States and other jurisdictions to protect its proprietary rights. The Company owns copyrights in the computer software and on-line materials that it has developed or acquired, and currently holds limited licenses to use and distribute certain software in which third parties own copyrights, including software for electronic document and database management. The Company has also entered into limited license agreements with certain of the numerous investment banks, brokerage firms and other third-party research providers that own the copyrights in research reports that the Company distributes electronically. The Company distributes other research reports without the benefit of written licenses with the providers of those reports, solely on the basis of implied licenses that the Company believes such providers have granted. There can be no assurance that the Company will be able to maintain its licenses of research content or of third-party software, that the Company will be able to obtain such licenses in the future on commercially reasonable terms or at all, that the Company will be able to continue to distribute those research reports for which it does not have written licenses or that the Company's competitors will not be able to independently develop competing software or on-line materials so as to avoid infringing upon the Company's copyrights. Also, because the Company's licenses of third-party software and research content are not exclusive, such software and content is and will be available to the Company's current and future competitors. The Company's failure to protect or secure ownership of, or to maintain licensed rights to use and distribute software and content of others, or the ability of the Company's competitors to obtain rights to distribute the same research reports that the Company distributes, could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also relies on trade secret laws and has filed five patent applications with the United States Patent and Trademark Office and applications corresponding to three of these U.S. applications in other countries through an international patent filing, to protect its proprietary software technology and systems for electronic contribution, storage, searching and distribution of investment research reports. To date, two patents have been issued to the Company relating to the secure electronic distribution of research documents over the World Wide Web to authorized investors and to a corporate information communications and delivery system. There can be no assurance that any of the Company's pending patent applications will be allowed, that any patents will be issued to the Company even if the respective applications have been or will be allowed, or that any patents that are issued to the Company will not be successfully challenged by others and invalidated through administrative agreements with employees, representatives, advisors and others. There can be no assurance that such unauthorized use or disclosure, that employees of the Company, its representatives and advisors and others will maintain the confidentially of such trade secrets, or that such trade secrets will not otherwise become known, or be independently developed, by competitors.

  The Company relies upon and seeks to protect trademarks and service marks that it currently uses, and those that it intends to use in the future, through registration in the United States and other jurisdictions. The Company has been granted United States federal and German registrations for MultexNET, and two MultexNET logos, as trademarks and service marks, and has applied for registration of the same marks in Japan, Taiwan, Hong Kong, the United Kingdom and the European Union. There can be no assurance that any of the Company's pending trademark applications will be allowed or granted and, if they are allowed or granted, that they, or any of the registrations that have already been granted to the Company, will not be successfully challenged by others and invalidated through administrative process or litigation. The Company has not yet sought to register, in the United States or elsewhere, other trademarks and service marks that it currently uses or intends to use, including MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network. There can be no assurance that the Company's use of and interest in such trademarks and service marks will be subject to any legal protection in any of the jurisdictions in which the Company now does business or might do business in the future. As the Company's business is dependent on brand recognition in the marketplace, any failure to maintain and protect the Company's trademarks and service marks could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company expects to license certain of its proprietary rights to third parties, including in connection with the establishment of its international business operations, which may be controlled by such third parties. While the Company will attempt to ensure that its proprietary interests will be protected by its business partners, no assurances can be given that such partners will not take actions that could materially and adversely affect the value of the Company's proprietary rights or the reputation of its services and technologies. The Company currently licenses certain aspects of its text search functionality and relational database technologies from third parties. The failure by the Company to maintain these licenses, or to find a replacement for such technologies in a timely and cost-effective manner, could have a material adverse effect on the Company's business, results of operations and financial condition.

  Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within the industry. See "Risk Factors--We are Dependent on Intellectual Property and Face a Risk of Infringement Claims."

Government Regulation

  The Company is subject, both directly and indirectly, to various laws and governmental regulations relating to its business. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. Such laws and regulations may cover issues such as user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain and could expose the Company to substantial liability. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company's business, results of operations and financial condition.

  Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject the Company to additional state sales and income taxes. As the Company's service is available over the Internet anywhere in the world, multiple jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such jurisdiction. The failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate the Company's transmissions of content on the Company's Web sites or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future. See "Risk Factors--We may be Subject to Government Regulation and Legal Uncertainties."

Employees

  At December 31, 1998, the Company employed 149 persons, of which 57 were in sales and marketing, 30 were in network operations, 21 were in contributor relations, 24 were in research and development and 17 were in accounting, finance and administration. In addition, the Company retains the services of two independent representatives in Hong Kong to solicit research and information providers. The Company's future success will depend in large part upon its ability to attract and retain highly qualified employees. Competition for such personnel, in particular technology professionals, is intense, and there can be no assurance that the Company will be able to retain its senior management or other key employees or that it will be able to attract and retain additional qualified personnel in the future. The Company's employees are not represented by any collective bargaining organization, and the Company considers its relations with its employees to be good. See "Risk Factors--We are Dependent on our Key Personnel."

Facilities

  The Company's corporate headquarters are located in New York, New York. The Company leases approximately 20,000 square feet, under a lease which expires in December 2000. The Company also leases space for its sales and marketing efforts in San Francisco, Washington, D.C. and London. The Company currently is seeking additional facilities and believes that it will be able to obtain additional space as needed on commercially reasonable terms.

Legal Proceedings

  The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

  Directors, executive officers and other key employees of the Company, and their ages as of December 31, 1998, are as follows:

Name                      Age Position
----                      --- --------
Isaak Karaev(1).........   52 Chairman, President and Chief Executive Officer
James M. Tousignant.....   38 Executive Vice President
Philip Callaghan........   46 Chief Financial Officer
Gregg B. Amonette.......   46 Senior Vice President, Sales and Marketing
John J. Mahoney.........   39 Senior Vice President, Product Development
Mikhail Akselrod........   43 Vice President, Operations
Malcolm Draper, Jr......   46 Vice President, Multex Data Group, Inc.
William Ferguson........   50 Managing Director, International Operations
Eduard Kitain...........   32 Vice President, Software Engineering
Philip Scheps...........   52 Vice President, Finance and Controller
Davis Gaynes(2)(3)......   36 Director
I. Robert Greene(1)(2)..   38 Director
Peter G. LaBonte........   39 Director
Lennert J. Leader.......   43 Director
Milton J.
 Pappas(1)(2)(3)........   70 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  Isaak Karaev co-founded the Company in April 1993 and has served as President and Chief Executive Officer and a director of the Company since that time. In addition, Mr. Karaev served as Chairman of the Board of Directors from the Company's inception to October 1996 and has served as Chairman of the Board of Directors since April 1998. Before founding the Company, Mr. Karaev was the Senior Vice President for Advanced Systems Development in the Brokerage Services Information Group of ADP, a provider of front-office market data services and back-office processing to the financial services industry, from 1989 to April 1993. Mr. Karaev was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering. However, he intends to continue to serve on the Board of Directors following the consummation of the offering.

  James M. Tousignant co-founded the Company in April 1993 and has served as the Company's Executive Vice President since December 1998. Mr.Tousignant served as the Company's Senior Vice President from April 1993 to December 1998. Before founding the Company, Mr. Tousignant was Senior Director of Sales in the Brokerage Services Information Group of ADP from 1989 to April 1993.

  Philip Callaghan has served as the Company's Chief Financial Officer since December 1996. From 1992 to November 1996, Mr. Callaghan was Executive Vice President and Chief Financial Officer of Graff Pay-Per-View, Inc., a distributor of programming to the cable and direct satellite industries in the United States and Europe. He served as the Managing Director of Media Computer Systems Limited, a software developer for the radio and television industries, from 1989 to 1992. From 1987 to 1989, Mr. Callaghan was Financial Director of MTV Europe.

  Gregg B. Amonette has served as the Company's Senior Vice President, Sales and Marketing since December 1998, and also served as the Company's Vice President, Sales and Marketing from August 1996 to December 1998. From January 1995 to July 1996, Mr. Amonette was Vice President and General Manager of Micrognosis, Inc., a division of CSK Software, Inc. and a provider of bank and brokerage trading-room software and technology. From 1984 to December 1994, Mr. Amonette served in various capacities in the Brokerage Services Information Group of ADP, including most recently as Vice President of Retail Sales.

  John J. Mahoney has served as the Company's Senior Vice President, Product Development since December 1998, and also served as the Company's Vice President, Product Development from April 1993 to December 1998. Prior to joining the Company, Mr. Mahoney was Vice President of Workstation Products at ADP from 1987 to March 1993.

  Mikhail Akselrod joined the Company in April 1993 and has served as the Company's Vice President, Operations since April 1997. Prior to joining the Company, Mr. Akselrod was an independent software consultant from 1991 to March 1993 and previously was Chief Engineer at R.H. Lytle Co., an independent systems integration consulting firm, from 1989 to 1991.

  Malcolm Draper, Jr. has served as the Company's Vice President, Multex Data Group, Inc. since April 1998, and served as the Company's Vice President, International Operations from April 1997 to April 1998 and as its Vice President, Operations from May 1995 to April 1997. From March 1994 to April 1995, Mr. Draper was Chief Financial and Administrative Officer of Paresco, Inc., an asset management company. From 1991 to February 1994, he was Manager of Software Development at Quies Corp., a software company.

  William Ferguson has served as the Company's Managing Director, International Operations since February 1998. From September 1997 to January 1998, Mr. Ferguson was an independent consultant. From 1989 to September 1997, Mr. Ferguson served as President of Thomson Technical Data Corporation, a division of Thomson Financial Services, Inc. delivering real time fundamental and technical analysis to bond, foreign exchange and derivative professionals.

  Eduard Kitain has served as the Company's Vice President, Software Engineering since January 1997 and has held various positions with the Company since November 1993. From 1992 to October 1993, Mr. Kitain was a programmer analyst for Cashflow Software, Inc., a software development company.

  Philip Scheps has served as the Company's Vice President, Finance and Controller since December 1993. From 1990 to November 1993, Mr. Scheps served as Controller of Harve Benard Ltd., a wholesale and retail apparel company.

  Davis Gaynes has served as a director of the Company since February 1997. Since April 1995, Mr. Gaynes has been Executive Vice President for Reuters America Holdings Inc., an affiliate of Reuters which oversees Reuters' main operating businesses in the U.S. Mr. Gaynes currently serves as Executive Vice President of Sales and Marketing of Instinet Corporation, an affiliate of Reuters which provides electronic brokerage services to investment professionals worldwide. He has held various positions at Instinet Corporation since 1984. Reuters America Inc. is a significant stockholder of the Company. Mr. Gaynes was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  I. Robert Greene has served as a director of the Company since July 1996. Since January 1999, Mr. Greene has been a General Partner of Chase Capital Partners, a global private equity organization. From August 1994 to December 1998, he was a Principal with Chase Capital Partners. From 1988 to July 1994, Mr. Greene was an Associate, a Director and a Principal of Prudential Equity Investors. Chase Capital Partners is a significant stockholder of the Company. Mr. Greene was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  Peter G. LaBonte has served as a director of the Company since April 1998. Mr. LaBonte is Vice President, International Marketing of Reuters, a position he has held since January 1997. From April 1996 to February 1997, he was a Managing Director, Emerging Markets Services of Moody's Investors Services. From March 1995 to April 1996, Mr. LaBonte served as Vice President, Fidelity Brokerage Group of Fidelity Investments. From 1988 to March 1995, he was Vice President, Capital International of Morgan Stanley & Co. Reuters America Inc. is a significant stockholder of the Company. Mr. LaBonte was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  Lennert J. Leader has served as a director of the Company since December 1998. Mr. Leader is President of America Online, Inc. ("AOL") Investments. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining AOL, Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989. He also served as Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and as its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  Milton J. Pappas served as a director of the Company from November 1993 to March 1994, and has served as a director since July 1996. In addition, Mr. Pappas served as Chairman of the Board of Directors from October 1996 to April 1998. Since 1983, Mr. Pappas has served as Chairman of Euclid Partners Corporation, a management company providing services to certain venture capital investment funds, including Euclid Partners III, L.P. and Euclid Partners IV, L.P (collectively, "Euclid Partners"). Mr. Pappas serves as a director of Netegrity, Inc., a provider of Web security products. Euclid Partners is a significant stockholder of the Company. Mr. Pappas was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

Composition of the Board of Directors

  Effective upon the consummation of this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

Board Committees

  The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The members of the Audit Committee are Messrs. Gaynes and Pappas.

  The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the Company's employees. The Compensation Committee also administers the Company's various incentive compensation, stock and benefit plans. The members of the Compensation Committee are Messrs. Gaynes, Greene and Pappas.

  The Executive Committee of the Board of Directors meets periodically with management to advise upon and approve the details of the execution of strategy decided at Board meetings, and to consider strategic developments that may arise between the regularly scheduled Board meetings. The members of the Executive Committee are Messrs. Greene, Karaev and Pappas.

Director Compensation

  The Company does not currently compensate its directors for attending Board of Directors or committee meetings, but reimburses directors for their reasonable travel expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board of Directors.

  Under the Automatic Option Grant Program of the 1999 Stock Option Plan (as defined below under "--1999 Stock Option Plan"), and subject to the last sentence of this paragraph, each individual who is serving as a non-employee member of the Board of Directors on the date the Underwriting Agreement is executed and who has not previously been in the employ of the Company will receive at that time an option to purchase 8,000 shares of Common Stock with an exercise price equal to the Price to Public set forth on the cover page of this Prospectus. Each individual who first joins the Board of Directors after the effective date of this Offering as a non-employee member of the Board of Directors will also receive an option grant for 8,000 shares of Common Stock at the time of his or her commencement of service on the Board of Directors, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 2000 Annual Meeting, each individual who is to continue to serve as a non-employee member of the Board of Directors will receive an option to purchase 2,500 shares of Common Stock, whether or not such individual has been in the prior employ of the Company. However, any non-employee member of the Board of Directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder, shall not be eligible to receive any options under the Automatic Option Grant Program.

Executive Compensation

  The following table sets forth all compensation earned during the fiscal year ended December 31, 1998 by the Company's Chief Executive Officer and its other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                                       Annual      Compensation
                                                  Compensation(1)     Awards
                                                  ---------------- ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position                        Salary   Bonus    Options
---------------------------                       -------- ------- ------------
Isaak Karaev..................................... $200,000     --    166,667
 President and Chief Executive Officer
James M. Tousignant..............................  129,942 $90,000    61,667
 Executive Vice President
Philip Callaghan.................................  130,769  90,000    16,667
 Chief Financial Officer
Gregg B. Amonette................................  130,000  90,000    45,000
 Senior Vice President, Sales and Marketing
John J. Mahoney..................................  126,730  75,000    11,667
 Senior Vice President, Product Development

--------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than 10% of the total annual salary and bonus of such officer.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 1998. The Company has never granted any stock appreciation rights.

                                      INDIVIDUAL GRANTS(1)
                         -------------------------------------------------
                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                               ANNUAL RATES
                         NUMBER OF    PERCENT OF TOTAL                        OF STOCK PRICE
                         SECURITIES       OPTIONS      EXERCISE                APPRECIATION
                         UNDERLYING      GRANTED TO     PRICE               FOR OPTION TERM(3)
                          OPTIONS        EMPLOYEES       PER    EXPIRATION ---------------------
NAME                      GRANTED        IN 1998(2)    SHARE($)    DATE       5%         10%
----                     ----------   ---------------- -------- ---------- --------- -----------
Isaak Karaev............  166,667(4)        25.5%       $7.50    11/29/08  $ 786,120 $ 1,992,182

James M. Tousignant.....   11,667            1.8        11.25     4/23/08     82,545     209,185
                           50,000(4)         7.6         7.50    11/29/08    235,835     597,653

Philip Callaghan........   11,667            1.8        11.25     4/23/08     82,545     209,185
                            5,000            0.8         7.50    12/15/08     23,584      59,765

Gregg B. Amonette.......   11,667            1.8        11.25     4/23/08     82,545     209,185
                           33,333(4)         5.1         7.50    12/15/08    157,222     398,432

John J. Mahoney.........   11,667            1.8        11.25     4/23/08     82,545     209,185

--------
(1) Each option represents the right to purchase one share of common stock. The options shown in this column were all granted pursuant to the Company's 1993 Stock Incentive Plan. The options shown in this table, except as otherwise indicated below, become exercisable at a rate of 25% annually over four years from the date of grant. The options with an exercise price of $11.25 per share were granted on April 24, 1998. The options with an exercise price of $7.50 were granted to Mr. Callaghan on December 14, 1998 and to the other recipients listed herein on December 16, 1998. In addition, the options will vest in the event of an acquisition of the Company (whether by merger or asset sale) or if any person (other than Mr. Karaev) becomes the owner of more than 50% of the common stock of the Company.
(2) In the year ended December 31, 1998, the Company granted options to employees to purchase an aggregate of 654,833 shares of common stock.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future common stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
(4) These options vest on the date which is six years following the date of their grant, but may vest earlier if the Company achieves certain milestones. Specifically, the options will vest with respect to (i) 50% of the shares when total gross revenues in any 12-month period exceed $25 million and (ii) the other 50% of the shares when total gross revenues in any 12-month period exceed $40 million and the Company achieves a positive EBITDA (earnings before interest, taxes, depreciation and amortization).

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

  The following table sets forth certain information concerning options to purchase Common Stock exercised by the Named Executive Officers during the year ended December 31, 1998 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1998.

                                              Number of Securities
                         Number of           Subject to Unexercised     Value of Unexercised
                          Shares                   Options at           In-the-Money Options
                         Acquired               December 31, 1998      at December 31, 1998(1)
                            on      Value   ------------------------- -------------------------
          Name           Exercise  Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           --------- -------- ----------- ------------- ----------- -------------
Isaak Karaev............  66,667   $547,000   250,000      166,667    $1,668,750         --
James M. Tousignant.....  12,500      9,000     4,167       78,333        28,125    $115,500
Philip Callaghan........  29,167    283,875       --        54,187           --      253,125
Gregg B. Amonette.......  25,000    215,625       --        86,667           --      281,250
John J. Mahoney.........  50,000     36,000    22,917       30,417       166,688     126,563

--------
(1) There was no public trading market for the common stock as of December 31, 1998. The fair market value as of December 31, 1998 was determined by the Board of Directors to be $7.50 per share.

Employment and Non-Competition Agreements

  None of the Company's executive officers has an employment agreement with the Company. All executive officers have entered into agreements with the Company which generally contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such officers from competing with the Company during their employment with the Company and for a period of nine months thereafter.

1999 Stock Option Plan

  The Company's 1999 Stock Option Plan (the "1999 Stock Option Plan") is intended to serve as the successor equity incentive program to the Company's existing 1993 Stock Incentive Plan (the "Predecessor Plan") and will become effective prior to the date of the prospectus. The Company has reserved for issuance 2,274,250 shares of common stock under the 1999 Stock Option Plan. This initial share reserve is comprised of the shares issuable upon exercise of outstanding stock options granted under the Predecessor Plan plus the remaining share reserve available for option grants under that plan. In addition, the share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2000, by a number of shares equal to three percent (3%) of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase shall exceed 500,000 shares. However, in no event may any one participant in the 1999 Stock Option Plan receive option grants or direct stock issuances for more than 250,000 shares in the aggregate per calendar year.

  Outstanding options under the Predecessor Plan will be incorporated into the 1999 Stock Option Plan upon the effective date of this offering, and no further option grants will be made under the Predecessor Plan thereafter. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1999 Stock Option Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1999 Stock Option Plan.

  The 1999 Stock Option Plan is divided into four separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee members of the Board of Directors and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock at an exercise price determined by the Plan

Administrator, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price determined by the Plan Administrator or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants and (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee, as Plan Administrator, will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board of Directors will exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant Program for the non-employee members of the Board of Directors. All grants under those two latter programs will be made in compliance with the express provisions of each such program.

  The exercise price for the shares of common stock subject to option grants made under the 1999 Stock Option Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more participants in the 1999 Stock Option Plan in connection with their acquisition of shares, by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the option exercise price and or direct issue price any associated withholding taxes incurred in connection with such acquisition.

  In the event of an acquisition of the Company, whether by merger or asset sale or a sale by the stockholders of more than 50% of the total combined voting power of the Company recommended by the Board of Directors, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that the shares subject to options granted under that program will automatically vest (i) upon an acquisition of the Company, whether or not those options are assumed or continued, (ii) upon a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of members of the Board of Directors or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed eighteen (18) months) following an acquisition in which those options are assumed or otherwise continued in effect or a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. Options currently outstanding under the Predecessor Plan will vest in the event of an acquisition of the Company (whether by merger or asset sale) or if any person (other than Mr. Karaev) becomes the owner of more than 50% of the common stock of the Company.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights under the Predecessor Plan.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

  In the event the Compensation Committee elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the salary reduction amount. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

  Under the Automatic Option Grant Program, and subject to the last sentence of this paragraph, each individual who is serving as a non-employee member of the Board of Directors on the date the Underwriting Agreement is executed and who has not previously been in the employ of the Company will receive at that time an option grant for 8,000 shares of common stock with an exercise price equal to the Price to Public set forth on the cover page of this Prospectus. Each individual who first joins the Board of Directors after the effective date of this Offering as a non-employee member of the Board of Directors will also receive an option grant for 8,000 shares of common stock at the time of his or her commencement of service on the Board of Directors, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 2000 Annual Meeting, each individual who is to continue to serve as a non-employee member on the Board of Directors will receive an option grant to purchase 2,500 shares of common stock, whether or not such individual has been in the prior employ of the Company. However, any non-employee member of the Board of Directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder, shall not be eligible to receive any option grants under the Automatic Option Grant Program.

  Each automatic grant will have an exercise price equal to the fair market value per share of common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee member of the Board of Directors cease prior to vesting in the shares. The 8,000-share grant will vest in four equal and successive annual installments over the optionee's period of service on the Board of Directors. Each additional 2,500-share grant will vest upon the optionee's completion of one year of service on the Board of Directors measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a member of the Board of Directors.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant and Salary Investment Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with the tender offer over
(ii) the exercise price payable for such share.

  The Board of Directors may amend or modify the 1999 Stock Option Plan at any time, subject to any required stockholder approval. The 1999 Stock Option Plan will terminate on the earliest of (i) ten years after the date that the Board of Directors adopts the 1999 Stock Option Plan, (ii) the date on which all shares available for issuance under the 1999 Stock Option Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

1999 Employee Stock Purchase Plan

  The Company has reserved for issuance 500,000 shares of Common Stock under the Company's 1999 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), which will become effective on the date the Underwriting Agreement is executed. The Employee Stock Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Employee Stock Purchase Plan.

  The Employee Stock Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the Underwriting Agreement is executed in connection with this offering and will end on the last business day in April 2001. The next offering period will commence on the first business day in May 2001, and subsequent offering periods will commence as designated by the Plan Administrator.

  Individuals who are eligible employees on the start date of any offering period may enter the Employee Stock Purchase Plan on that start date or on any subsequent semi-annual entry date (May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Employee Stock Purchase Plan on any subsequent semi-annual entry date within that period.

  Payroll deductions may not exceed 10% of the participant's total cash compensation for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in April and October each year), at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,000 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any one semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

  The Board of Directors may amend or modify the Employee Stock Purchase Plan following any semi-annual purchase date. The Employee Stock Purchase Plan will terminate on the last business day in April 2009, unless sooner terminated by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

  The Company's Compensation Committee consists of Messrs. Gaynes, Greene and Pappas, none of whom has been an officer or employee of the Company at any time since the Company's inception. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions relating to compensation of the Company's executive officers.

  Mr. Gaynes, a member of the Compensation Committee, serves as Executive Vice President of an affiliate of Reuters, one of the Company's strategic distributors. Reuters America Inc., an affiliate of Reuters, is a significant stockholder of the Company. See "Certain Relationships and Related Party Transactions."

                              CERTAIN TRANSACTIONS

Reuters Agreements

  Reuters, whose affiliate is a significant stockholder of the Company, entered into a strategic distribution relationship with the Company in June 1995. Under the terms of a Software and Reciprocal Data License Agreement, dated June 1, 1995, as amended on September 1, 1996, November 14, 1996 and December 18, 1997 (the "Old Reuters Agreement"), the Company granted to Reuters a limited, non-exclusive license (i) to use and distribute certain of the Company's technology for production and delivery of research reports to Reuters' customers, (ii) to market and distribute MultexNET research reports to up to 15,000 Reuters' customers and (iii) to market Multex Research-on-Demand service to Reuters' customers. In 1998, Reuters made aggregate payments to the Company of approximately $1.5 million, which consisted of a $500,000 license fee and payments for consulting and maintenance services.

  On July 15, 1998, the Company and Reuters entered into a revised agreement (the "New Reuters Agreement"), pursuant to which the parties renegotiated the terms of their relationship described above. The New Reuters Agreement, which took effect on January 1, 1999, is for a five-year term and is automatically renewable for one-year periods thereafter, unless terminated by either party. Under the terms of the New Reuters Agreement, the Company supplies subscribers of the Reuters 3000 product with the ability to access the Multex database via the Reuters Web, an intranet controlled by Reuters that uses Internet technology to retrieve and display data. Both MultexNET and Multex Research-On-Demand are made available to Reuters 3000 subscribers on a subscription and pay-per-view basis, respectively. Revenues generated from the use of Multex products via the Reuters Web are shared in accordance with the terms of the New Reuters Agreement.

  The Company believes that the terms of the Old Reuters Agreement are no less favorable than the terms the Company would have otherwise negotiated with an unaffiliated third party as the parties entered into the Old Reuters Agreement before an affiliate of Reuters became a stockholder of the Company in June 1996. In addition, the Company believes that the terms of the New Reuters Agreement are no less favorable than the terms the Company would have otherwise negotiated with an unaffiliated third party.

  Messrs. Gaynes and LaBonte, each of whom is an executive officer of Reuters or one of its affiliates, became directors of the Company in May 1997 and April 1998, respectively.

AOL Agreement

  In March 1998, the Company entered into an agreement with AOL, a stockholder of the Company. Pursuant to the terms of the agreement, the Company secured a position as an anchor tenant on the AOL Personal Finance channel as well as a programming presence on other screens within the AOL service, with links from those locations back to the Company's Web site. The agreement is for a two-year term and is automatically renewable unless either party gives advance notice of its intention not to renew. In 1998, the Company made aggregate royalty payments to AOL of approximately $100,000. Mr. Leader, who is a director of the Company, is the President of America Online, Inc. Investments, an affiliate of AOL. The Company believes that the terms of the agreement with AOL are no less favorable than the terms the Company would have otherwise negotiated with an unaffiliated third party as the parties entered into the agreement before AOL became a stockholder of the Company in December 1998.

Preferred Stock Financings

  In November 1993 and March 1994, respectively, the Company sold 25,000 shares of Series A convertible preferred stock to Euclid Partners III, L.P., Isaak Karaev and certain other investors for an aggregate offering amount of $2,500,000. In November 1994, the Company sold 36,666 shares of Series B convertible preferred stock to Euclid Partners III, L.P., 77 Capital Partners, L.P., Venture Fund I, L.P. and certain other investors for an aggregate offering amount of $5,500,000. In 1996, the Company sold 100,000 shares of Series C convertible preferred stock in various tranches to Chase Venture Capital Associates, L.P., Euclid Partners III and IV, L.P., Reuters America Inc., Softbank Ventures, Inc., 77 Capital Partners, L.P., Venture Fund I, L.P. and certain other investors for an aggregate offering amount of $15,000,000. In July and August 1997, the Company sold 55,556 shares of Series D convertible preferred stock to Chase Venture Capital Associates, L.P., Euclid Partners IV, L.P., FGIC Services, Inc., The Fl@tiron Fund, LLC and Reuters America Inc. for an aggregate offering amount of $10,000,000. In December 1998, the Company sold 80,000 shares of Series E convertible preferred stock to Chase Venture Capital Associates, L.P., Flatiron Associates LLC, The Flatiron Fund 1998/99 LLC, Rader Reinfrank Investors, L.P., America Online, Inc., Prospect Street NYC Discovery Fund, L.P. and Mellon Ventures, L.P. for an aggregate offering amount of $20,000,000. Mr. Karaev is a limited partner of Flatiron Associates LLC. Upon the consummation of this offering, all of these outstanding shares of preferred stock will be automatically converted into an
aggregate of [   ] shares of common stock.

Stock Options Granted to Executive Officers

  For additional information regarding the grant of stock options to executive officers and directors, see "Management--Director Compensation," "--Executive Compensation," "--1999 Stock Option Plan" and "Principal Stockholders."

Agreements with Underwriters

  Certain of the Underwriters, including BancBoston Robertson Stephens Inc., CIBC Oppenheimer Corp. and Dain Rauscher Wessels, have entered into service agreements with the Company. The terms of such agreements were negotiated by the parties in arm's-length transactions. Such agreements were entered into prior to the Company's selection of the Underwriters of this offering. Pursuant to their service agreements with the Company, BancBoston Robertson Stephens and Dain Rauscher Wessels pay the Company certain fees for access to the Company's services and software. The Company, in accordance with the agreements, pays BancBoston Robertson Stephens and Dain Rauscher Wessels certain royalties based on a percentage of gross and net revenues, respectively, from resales of their respective investment research. There are no fees or royalties associated with the Company's agreement with CIBC Oppenheimer. Other underwriters, including certain of the Underwriters of this offering, may enter into similar agreements with the Company from time to time in the future.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the common stock as of December 31, 1998 (after giving effect to the conversion of convertible preferred stock, and as adjusted to reflect the sale of the shares of common stock offered hereby) by (i) each person (or group of affiliated persons) who is known by the Company to beneficially own 5% or more of the outstanding shares of common stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Multex.com, Inc., 33 Maiden Lane, 5th Floor, New York, New York 10038.

                                                                 Percent
                                                               Beneficially
                                                                 Owned(1)
                                                  Number   --------------------
                                                    of      Before     After
Beneficial Owner                                 Shares(1) Offering Offering(2)
----------------                                 --------- -------- -----------
Executive Officers and Directors:
Isaak Karaev (3)...............................    905,112    7.3%
James M. Tousignant (4)........................    152,167    1.3
Philip Callaghan...............................     29,167      *
Gregg B. Amonette (5)..........................     29,167      *
John J. Mahoney (6)............................    129,167    1.1
Davis Gaynes (7)...............................  1,296,296   10.7
I. Robert Greene (8)...........................  2,028,078   16.8
Peter G. LaBonte (9)...........................  1,296,296   10.7
Lennert J. Leader (10).........................    266,667    2.2
Milton J. Pappas (11)..........................  1,226,852   10.2
All directors and executive officers as a group
 (10 persons) (12).............................  7,358,968   59.5%
Other 5% Stockholders:
Chase Venture Capital Associates, L.P. (13)....  2,028,078   16.8%
Euclid Partners Corporation (14)...............  1,226,852   10.2
Multex Voting Trust (15).......................  2,034,083   16.8
Rader Reinfrank Investors, L.P. (16)...........    666,667    5.5
Reuters America Inc. (17)......................  1,296,296   10.7
Softbank Ventures, Inc. (18)...................    722,222    6.0
Venture Fund I, L.P. (19)......................    611,100    5.1

--------
 *Less than one percent.
 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 12,074,824 shares of common stock
     outstanding as of December 31, 1998, and [       ] shares of common stock
     outstanding after the completion of this offering. In computing the number of shares of common stock subject to options held by that person that are exercisable within 60 days of December 31, 1998, such shares are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Assumes no exercise of the underwriters over-allotment option. If the over-allotment option is exercised in full, the following stockholders will sell the following number of additional shares: George C. Baird, III,
            shares; Thomas V. D'Ambrosio,       shares; Jane Gavronsky,
     shares; Gregory Ginsburg,       shares; Isaak Karaev,        shares; Yefim
     Karayev,       shares; Mikhail Kolfman,       shares; John Mahoney,
     shares; Olympia Romero,     shares; Philip Scheps,     shares; James M.
     Tousignant,        shares; Daniel J. Zeidman,       shares; and Morton I.
     Zeidman,       shares.
 (3) Includes 250,000 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of December 31, 1998. Does not include (i) the shares of common stock held by others through the Multex Voting Trust, of which Mr. Karaev is the trustee and (ii) 5,333 shares of common stock held by Flatiron Associates LLC, of which Mr. Karaev is a limited partner. See Note 15 below.
 (4) Includes (i) 8,333 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of December 31, 1998 and (ii) 1,000 shares of common stock held by Mr. Tousignant's spouse. Mr. Tousignant disclaims beneficial ownership of the shares held by his spouse.
 (5)Includes 4,167 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of December 31, 1998.

 (6) Includes 29,167 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of December 31, 1998.
 (7) Consists of 1,296,296 shares of common stock held by Reuters America Inc. Mr. Gaynes serves as Executive Vice President of Reuters America Holdings Inc., an affiliate of Reuters America Inc. In such capacity, Mr. Gaynes may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.
 (8) Consists of 2,028,078 shares of common stock held by Chase Venture Capital Associates, L.P., of which Chase Capital Partners is a General Partner. Mr. Greene is a General Partner of Chase Capital Partners. In such capacity, Mr. Greene may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any.
 (9) Consists of 1,296,296 shares of common stock held by Reuters America Inc., Mr. LaBonte serves as a Vice President of Reuters, an affiliate of Reuters America Inc. In such capacity, Mr. LaBonte may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any.
(10) Consists of 266,667 shares of common stock held by America Online, Inc. Mr. Leader serves as the President of an affiliate of America Online, Inc., America Online, Inc. Investments. In such capacity, Mr. Leader may be deemed to be a beneficial owner of such shares, although he disclaims beneficial ownership of such shares to the extent of his pecuniary interest, if any. The address of America Online, Inc. is 22000 AOL Way, Dulles, Virginia 20166.
(11) Consists of (i) 666,667 shares of common stock held by Euclid Partners III, L.P., of which Mr. Pappas is a General Partner and (ii) 560,185 shares of common stock held by Euclid Partners IV, L.P., of which Mr. Pappas is a General Partner. In such capacities, Mr. Pappas may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any.
(12) Includes 291,667 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of December 31, 1998. See Notes 3 through 6.
(13) Consists of 2,028,078 shares of common stock held by Chase Venture Capital Associates, L.P., of which Chase Capital Partners is the General Partner. Mr. Greene is a General Partner of Chase Capital Partners. In such capacity, Mr. Greene may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any. The address for Chase Venture Capital Associates, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017.
(14) Consists of (i) 666,667 shares of common stock held by Euclid Partners III, L.P. and (ii) 560,185 shares of common stock held by Euclid Partners IV, L.P. Mr. Pappas is a General Partner of each of Euclid Partners III, L.P. and Euclid Partners IV, L.P. In such capacities, Mr. Pappas may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any. The address of Euclid Partners Corporation is 45 Rockefeller Plaza, Suite 907, New York, New York 10111.
(15)The Multex Voting Trust, of which Mr. Karaev is the trustee, was created pursuant to a Shareholders' Agreement and Voting Trust (the "Voting Trust Agreement"), dated as of October 31, 1993, and amended as of May 1, 1996, by and among the Company, Mr. Karaev and each of the common stockholders of the Company except for 83,333 shares of common stock held by Research Data Group, Inc. and 50,000 shares held by a principal of Research Data Group. The Voting Trust Agreement will terminate upon the consummation of this offering and the shares of common stock held in trust will be distributed to Mr. Karaev and those stockholders in accordance with their respective ownership of such shares. Mr. Karaev disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.
(16) Consists of 666,667 shares of common stock held by Rader Reinfrank Investors, L.P., of which Rader Reinfrank & Co., LLC is a General Partner. Stephen P. Rader is a Managing Member of Rader Reinfrank & Co., LLC. In such capacity, Mr. Rader may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership of such shares to the extent of his pecuniary interest, if any. The address of Rader Reinfrank & Co. LLC is 9465 Wilshire Boulevard, Suite 950, Beverly Hills, California 90212.
(17) Consists of 1,296,296 shares of common stock held by Reuters America Inc. Mr. Gaynes serves as Executive Vice President of Reuters America Holdings Inc., an affiliate of Reuters America Inc. Mr. LaBonte serves as a Vice President of Reuters, an affiliate of Reuters America Inc. In their respective capacities, Messrs. Gaynes and LaBonte may be deemed to be the beneficial owner of such shares, although each disclaims beneficial ownership of such shares to the extent of his pecuniary interest, if any. The address for Reuters America Inc. is 1700 Broadway, 40th Floor, New York, New York 10019.
(18) Consists of 722,222 shares of common stock held by Softbank Ventures, Inc., of which Mr. Yoshitaka Kitao is the President and Chief Executive Officer. In such capacity, Mr. Kitao may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any. The address for Softbank Ventures, Inc. is 10 Langley Road, Newton Centre, Massachusetts 02159.
(19) Consists of 611,100 shares of common stock held by Venture Fund I, L.P., of which Venture Management I, G.P. is a General Partner. R. Bradford Burnham is a General Partner of Venture Management I, G.P. In such capacity, Mr. Burnham may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any. The address for Venture Fund I, L.P. is 295 North Maple Avenue, Room 3361 C1, Basking Ridge, New Jersey 07920.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of the securities of the Company and certain provisions of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated Bylaws (the "Bylaws") are summaries thereof and are qualified by reference to the Certificate of Incorporation and the Bylaws, each as will be in effect upon consummation of this offering, copies of which have been filed with the Commission as exhibits to the Company's Registration Statement.

  The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

  As of December 31, 1998, there were [         ] shares of common stock
outstanding and held of record by stockholders, after giving effect to the conversion of convertible preferred stock. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the
[         ] shares of common stock offered by the Company hereby, there will be
[          ] shares of common stock outstanding upon the closing of the offering.

  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by the Company in the offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future. Upon the closing of the offering, there will be no shares of preferred stock outstanding.

Preferred Stock

  As of December 31, 1998, there were 297,222 shares of convertible preferred stock outstanding (not giving effect to the reverse stock split). All outstanding shares of convertible preferred stock will be converted into an
aggregate of [         ] shares of common stock upon the consummation of the
offering and such shares of convertible preferred stock will no longer be authorized, issued or outstanding.

  Upon the consummation of the offering, the Board of Directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The Company has no present plans to issue any shares of preferred stock. See "--Anti-Takeover Effects of Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

Options

  As of December 31, 1998, options to purchase a total of [         ] shares of
common stock were outstanding, approximately [         ] of which are subject
to lock-up agreements entered into with the Underwriters. Beginning 90 days
after the date of this prospectus, approximately [     ] options which are not
subject to lock-up agreements will be eligible for sale in reliance on Rule 701 promulgated under the Securities Act. The total number of shares of common stock that have been reserved for issuance under the 1998 Stock Option Plan shall be equal to 2,274,250. See "Management--1999 Stock Option Plan" and "Shares Eligible for Future Sale."

Warrant

  As of December 31, 1998, a warrant to purchase 212,033 shares of common stock was outstanding, at an exercise price of $7.20 per share. The warrant contains anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrant upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrant grants to the holder thereof certain registration rights with respect to the common stock issuable upon its exercise, which are described below. See "Shares Eligible for Future Sale."

Registration Rights

  Pursuant to the terms of the Registration Rights Agreement, after the consummation of the offering the holders of 10,119,441 shares of common stock will be entitled to certain demand registration rights with respect to the registration of such shares under the Securities Act. The holders of 33% or more of such shares are entitled to demand that the Company register their shares under the Securities Act, subject to certain limitations. The Company is not required to effect more than two such registrations pursuant to such demand registration rights. In addition, pursuant to the terms of the Stockholders Agreement, after the consummation of the offering the holders of 10,119,441 shares of common stock will be entitled to certain piggyback registration rights with respect to the registration of such shares of common stock under the Securities Act. In the event that the Company proposes to register any shares of common stock under the Securities Act, either for its own account or for the account of other security holders, the holders shares having piggyback rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations. Further, at any time after the Company becomes eligible to file a registration statement on Form S-3 the holders may require the Company to file one or more registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. The Company is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration statement.

  The holders of the registration rights described above have waived their rights to register any shares in the Registration Statement of which this prospectus forms a part.

Anti-Takeover Effects of Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws

  Following the consummation of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  In addition, certain provisions of the Certificate of Incorporation and Bylaws, which provisions will be in effect upon the consummation of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Classified Board of Directors. The Company's Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, when coupled with the provision of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

  Stockholder Action; Special Meeting of Stockholders. The Certificate of Incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Certificate of Incorporation further provides that special meetings of stockholders of the Company may be called only by the Chairman of the Board of Directors or a majority of the Board of Directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar day earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Authorized But Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without further stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage, or unless the bylaw provision being amended was originally adopted by the Board of Directors, in which case such amendment requires only the affirmative vote of a majority of the members of the Board of Directors.

Limitation of Liability and Indemnification Matters

  The Certificate of Incorporation provides that, except to the extent prohibited by DGCL, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the

Company which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involves intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Company has obtained liability insurance for its officers and directors.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

  Upon the closing of this offering, the Company will have an aggregate of
shares [         ] of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or
warrants. Of the outstanding shares, the [         ] shares sold in this
offering will be freely tradable, except that any shares held by "affiliates" of the Company (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described
below. The remaining [         ] shares of common stock will be deemed
"restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares will be available for sale in the public market as follows:

     Number of Shares                            Date
     ---------------- ---------------------------------------------------------
         [     ]      After the date of this prospectus
         [     ]      Upon the filing of a registration statement to register
                      for resale shares of common stock issuable upon the
                      exercise of options granted under the 1999 Stock Option
                      Plan
         [     ]      At various times after 90 days from the date of this
                      prospectus
         [     ]      After 180 days from the date of this prospectus (subject,
                      in some cases, to volume limitations)
         [     ]      At various times after 180 days from the date of this
                      prospectus

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock (approximately [ ] shares immediately after this offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  As of the date of this prospectus, options to purchase a total of [         ]
shares of common stock are outstanding, of which [         ] are currently
exercisable. Upon the closing of this offering, the Company intends to file a
registration statement to register for resale the [         ] shares of common
stock reserved for issuance under the Company's 1999 Stock Option Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the lock-up agreements referred to below. Rule 701 promulgated under the Securities Act provides that shares of common stock acquired pursuant to written plans such as the Predecessor Plan and the 1999 Stock Option Plan may be resold by persons other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period. Upon the closing of this offering, [ ] shares of common stock will be issuable upon the exercise of outstanding warrants.

  The Company's directors and officers and certain stockholders who hold [ ] shares in the aggregate, together with the holders of options to purchase [ ] shares of common stock and the holders of warrants to purchase [ ] shares of common stock, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. See "Underwriting."

  The Company has agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except the Company may issue, and grant options to purchase, shares of common stock under the 1999 Stock Option Plan. In addition, the Company may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors--Shares Eligible for Future Sale."

  Following this offering, under certain circumstances and subject to certain conditions, holders of [ ] shares of the Company's outstanding common stock will have certain demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require the Company to register their shares of common stock under the Securities Act, and they will have certain rights to participate in any future registration of securities by the Company. The Company is not required to effect more than an aggregate of three demand registrations on behalf of such holders. These holders are subject to lock-up periods of not more than 180 days following the date of this prospectus or any subsequent prospectus. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  The Underwriters named below (the "Underwriters"), acting through their representatives, BancBoston Robertson Stephens Inc., CIBC Oppenheimer Corp. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated (the "Representatives"), have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of common stock set forth below opposite their respective names. The Underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                       Number of
Underwriter                                                             Shares
-----------                                                            ---------
BancBoston Robertson Stephens Inc.....................................
CIBC Oppenheimer Corp.................................................
Dain Rauscher Wessels.................................................
                                                                       ---------
  Total...............................................................
                                                                       =========

  The Representatives have advised us that the Underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such
price less a concession not in excess of $     per share, of which $     may be
reallowed to other dealers. After the completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

  The Underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Over-Allotment Option. We and the Over-Allotment Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period
after the date of this prospectus, to purchase up to [       ] additional
shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the Underwriters exercise their over-allotment option to
purchase any of such additional [       ] shares of common stock, the
Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the shares offered hereby are being sold. The Company and the Over-Allotment Selling Stockholders will be obligated, pursuant to the over-allotment option, to sell shares to the Underwriters to the extent such over-allotment option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby.

  The following table summarizes the compensation to be paid to the Underwriters by the Company and the Over-Allotment Selling Stockholders:

                                                                    Total
                                                             -------------------
                                                              Without    With
                                                       Per     Over-     Over-
                                                      Share  allotment allotment
                                                      -----  --------- ---------
Underwriting Discounts and Commissions
 paid by the Company................................. $       $         $
Underwriting Discounts and Commissions
 paid by the Over-Allotment Selling Stockholders..... $       $         $

  The Company estimates expenses payable by the Company in connection with this offering (other than the underwriting discounts and commissions referred to above) will be $900,000.

  Indemnity. The Underwriting Agreement contains covenants of indemnity among the Underwriters, Company and the Over-Allotment Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

  Lock-Up Agreements. Each officer and director of the Company and substantially all of our stockholders have agreed, during the period ending 180 days after the date of this prospectus ("the lock-up period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of our common stock or any options or warrants to purchase any shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to those lock-up agreement. There are no existing agreements between the Representatives and any of the Company's stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

  Future Sales. In addition, we have agreed that during the lock-up period we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (i) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of our common stock, any options to purchase any shares of our common stock or any securities convertible into, exercisable for or exchangeable for shares of our common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans provided such options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Listing. Application has been made to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol "MLTX."

  Stabilization. The Representatives have advised the Company that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of our common stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A "syndicate covering transaction" is the bid for or purchase of shares of common stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the shares of common stock originally sold by such Underwriter or syndicate member are purchased by the Representatives in a syndicate covering transaction and have therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Directed Share Program. At our request, the Underwriters have reserved up to five percent (5%) of the shares of common stock to be issued by the Company and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to the Company. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Other Agreements. Certain of the Underwriters are subscribers of our services. See "Certain Relationships and Related Party Transactions--Agreements with Underwriters."

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 appearing in this Prospectus and Registration Statement, and the related consolidated financial statement schedule included elsewhere in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the shares of common stock to be sold in this offering, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  You may read and copy all or any portion of the Registration Statement or any other information the Company files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's Securities and Exchange Commission filings, including the Registration Statement, are also available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

  As a result of this offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                MULTEX.COM, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors............................................. F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and September
 30, 1998 (Unaudited)...................................................... F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998
 (Unaudited)............................................................... F-4
Consolidated Statements of Stockholders' Deficit for the years ended
 December 31, 1995, 1996 and 1997 and the nine months ended September 30,
 1998 (Unaudited).......................................................... F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998
 (Unaudited)............................................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Multex.com, Inc.

  We have audited the accompanying consolidated balance sheets of Multex.com, Inc. (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multex.com, Inc. as of December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
March 4, 1998, except for Note
   13, as to which the date is
   January   , 1999

                             ---------------------

  The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts and the requisite Board and stockholder approval of the name change described in Note 13 to the financial statements.

                                          ERNST & YOUNG LLP

New York, New York
January 15, 1999

                                MULTEX.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                       Pro forma
                                December 31,          September 30,  September 30,
                          --------------------------  -------------  -------------
                              1996          1997          1998           1998
                          ------------  ------------  -------------  -------------
                                                       (Unaudited)    (Unaudited)
                                                                       (Note 13)
ASSETS
Current assets:
 Cash and cash
  equivalents...........  $    900,598  $  2,532,983  $  5,307,425    $ 5,307,425
 Marketable
  securities............     7,829,635     7,663,585           --             --
 Accounts receivable,
  less allowance of
  $130,000, $240,000
  and $125,000 in 1996,
  1997 and 1998,
  respectively..........       923,397     1,813,570     2,564,067      2,564,067
 Other current assets...       165,524       259,606       221,962        221,962
                          ------------  ------------  ------------    -----------
 Total current assets...     9,819,154    12,269,744     8,093,454      8,093,454
Property and equipment,
 net....................     2,372,101     2,161,315     2,221,404      2,221,404
Other...................       356,404       302,341       124,563        124,563
                          ------------  ------------  ------------    -----------
                          $ 12,547,659  $ 14,733,400  $ 10,439,421    $10,439,421
                          ============  ============  ============    ===========
LIABILITIES AND
 STOCKHOLDERS' (DEFICIT)
 EQUITY
Current liabilities:
 Accounts payable.......  $    435,362  $    344,901  $    939,964    $   939,964
 Accrued expenses.......       897,027     1,091,324     1,179,384      1,179,384
 Deferred revenues......       585,062     1,446,699     2,897,350      2,897,350
 Current portion of
  long-term debt........       653,116     1,053,188           --             --
 Other current
  liabilities...........           --        312,783           --             --
                          ------------  ------------  ------------    -----------
 Total current
  liabilities...........     2,570,567     4,248,895     5,016,698      5,016,698
Long-term debt, less
 current portion........       731,227           --            --             --
Deferred revenue........       500,000           --            --             --
Other...................       281,559           --         58,619         58,619
Commitments (Note 11)
Redeemable preferred
 stock authorized
 2,000,000 shares:
 Series A redeemable
  preferred stock; $.01
  par value, $2,500,000
  aggregate liquidation
  preference:
  Issued and
   outstanding--25,000
   shares in 1996, 1997
   and 1998.............     3,042,910     3,251,303     3,407,170            --
 Series B redeemable
  preferred stock; $.01
  par value, $5,500,000
  aggregate liquidation
  preference:
  Issued and
   outstanding--36,666
   shares in 1996, 1997
   and 1998.............     6,406,948     6,850,679     7,182,566            --
 Series C redeemable
  preferred stock; $.01
  par value,
  $15,000,000 aggregate
  liquidation
  preference:
  Issued and
   outstanding--100,000
   shares in 1996, 1997
   and 1998.............    15,615,801    16,840,299    17,756,154            --
 Series D redeemable
  preferred stock; $.01
  par value,
  $10,000,000 aggregate
  liquidation
  preference:
  Issued and
   outstanding--55,556
   shares in 1997 and
   1998.................           --     10,291,743    10,897,535            --
 Series E redeemable
  preferred stock; $.01
  par value:
  None issued and
   outstanding in 1996,
   1997 and 1998........           --            --            --             --
Stockholders' (deficit)
 equity:
 Preferred stock--$.01
  par value:
  Authorized--5,000,000
   shares; none issued
   and outstanding in
   1996, 1997 and
   1998.................           --            --            --             --
 Common stock--$.01 par
  value:
  Authorized--
   50,000,000 shares;
   issued and
   outstanding--
   1,379,583 shares in
   1996, 1,630,000
   shares in 1997 and
   2,022,417 shares in
   1998.................        13,795        16,299        20,224         92,631
 Additional paid-in
  capital...............    (2,257,851)   (3,305,109)   (3,662,268)    35,508,750
 Accumulated deficit....   (14,357,297)  (22,394,473)  (28,610,729)   (28,610,729)
 Deferred
  compensation..........           --     (1,052,112)   (1,604,738)    (1,604,738)
 Translation
  adjustment............           --        (14,124)      (21,810)       (21,810)
                          ------------  ------------  ------------    -----------
 Total stockholders'
  (deficit) equity......   (16,601,353)  (26,749,519)  (33,879,321)     5,364,104
                          ------------  ------------  ------------    -----------
   Total liabilities and
    stockholders'
    (deficit) equity....  $ 12,547,659  $ 14,733,400  $ 10,439,421    $10,439,421
                          ============  ============  ============    ===========

                See accompanying notes to financial statements.

                                MULTEX.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Nine months ended
                                 Year ended December 31,                September 30,
                          ---------------------------------------  ------------------------
                             1995          1996          1997         1997         1998
                          -----------  ------------  ------------  -----------  -----------
                                                                         (Unaudited)
Revenues................  $ 1,004,536  $  2,646,527  $  6,013,766  $ 3,566,208  $ 9,320,626
Cost of revenues........      403,466       809,380     1,231,692      828,415    2,129,423
                          -----------  ------------  ------------  -----------  -----------
Gross profit............      601,070     1,837,147     4,782,074    2,737,793    7,191,203
Operating expenses:
  Sales and marketing...    1,892,327     2,339,110     3,506,935    2,327,807    4,316,986
  Research and
   development..........    1,519,643     1,414,908     1,600,893    1,186,462    1,525,941
  General and
   administrative.......    2,709,499     4,552,936     7,836,639    5,655,918    6,762,742
                          -----------  ------------  ------------  -----------  -----------
Total operating
 expenses...............    6,121,469     8,306,954    12,944,467    9,170,187   12,605,669
                          -----------  ------------  ------------  -----------  -----------
Loss from operations....   (5,520,399)   (6,469,807)   (8,162,393)  (6,432,394)  (5,414,466)
Other income (expense):
  Gain on sale of
   equipment............          --            --            --           --       124,796
  Offering expenses.....          --            --            --           --      (840,781)
  Interest expense......     (111,633)     (250,175)     (309,769)    (233,404)    (359,818)
  Interest and
   investment income....      138,317       310,177       434,986      290,784      274,013
                          -----------  ------------  ------------  -----------  -----------
Net loss................   (5,493,715)   (6,409,805)   (8,037,176)  (6,375,014)  (6,216,256)
Redeemable preferred
 stock dividends........      639,992     1,402,788     2,181,472    1,518,239    1,974,569
                          -----------  ------------  ------------  -----------  -----------
Net loss available to
 common stockholders'...  $(6,133,707) $( 7,812,593) $(10,218,648) $(7,893,253) $(8,190,825)
                          -----------  ------------  ------------  -----------  -----------
Basic and diluted loss
 per common share.......  $     (4.69) $      (5.80) $      (7.03) $     (5.63) $     (4.43)
                          ===========  ============  ============  ===========  ===========
Number of shares used in
 computing
 basic and diluted loss
 per share..............    1,307,427     1,347,944     1,452,839    1,402,986    1,848,156
                          ===========  ============  ============  ===========  ===========
Pro forma basic and
 diluted loss per
 share..................          --            --   $      (0.92)         --   $     (0.68)
                                                     ============               ===========
Number of shares used in
 computing pro forma
 basic and diluted loss
 per share..............          --            --      8,693,580          --     9,088,897
                                                     ============               ===========

                See accompanying notes to financial statements.

                                MULTEX.COM, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                      Accumulated
                            Common Stock    Additional                                   Other
                          -----------------   Paid-in    Accumulated     Deferred    Comprehensive
                           Shares   Amount    Capital      Deficit     Compensation      Loss         Total
                          --------- ------- -----------  ------------  ------------  ------------- ------------
Balance, December 31,
 1994...................  1,305,833 $13,058 $  (216,622) $ (2,453,777) $       --      $    --     $ (2,657,341)
 Net loss...............        --      --          --     (5,493,715)         --           --       (5,493,715)
 Redeemable preferred
  stock dividend........        --      --     (639,992)          --           --           --         (639,992)
 Exercise of options....      3,333      33          67           --           --           --              100
                          --------- ------- -----------  ------------  -----------     --------    ------------
Balance, December 31,
 1995...................  1,309,166  13,091    (856,547)   (7,947,492)         --           --       (8,790,948)
 Net loss...............        --      --          --     (6,409,805)         --           --       (6,409,805)
 Redeemable preferred
  stock dividend........        --      --   (1,402,788)          --           --           --       (1,402,788)
 Exercise of options....     70,417     704       1,484           --           --           --            2,188
                          --------- ------- -----------  ------------  -----------     --------    ------------
Balance, December 31,
 1996...................  1,379,583  13,795  (2,257,851)  (14,357,297)         --           --      (16,601,353)
 Net loss...............        --      --          --     (8,037,176)         --           --       (8,037,176)
 Redeemable preferred
  stock dividend........        --      --   (2,181,472)          --           --           --       (2,181,472)
 Stock issued for
  services..............     23,333     233      10,267           --           --           --           10,500
 Exercise of options....    227,084   2,271      46,728           --           --           --           48,999
 Amortization of
  deferred
  compensation..........        --      --          --            --        25,107          --           25,107
 Deferred compensation
  related to stock
  options...............        --      --    1,077,219           --    (1,077,219)         --              --
 Translation
  adjustment............        --      --          --            --           --       (14,124)        (14,124)
                          --------- ------- -----------  ------------  -----------     --------    ------------
Balance, December 31,
 1997...................  1,630,000  16,299  (3,305,109)  (22,394,473)  (1,052,112)     (14,124)    (26,749,519)
 Exercise of options
  (unaudited)...........    342,417   3,425     102,348           --           --           --          105,773
 Net loss (unaudited)...        --      --          --     (6,216,256)         --           --       (6,216,256)
 Redeemable preferred
  stock dividend
  (unaudited)...........        --      --   (1,974,569)          --           --           --       (1,974,569)
 Amortization of
  deferred compensation
  (unaudited)...........        --      --          --            --       317,936          --          317,936
 Cancellation of stock
  options (unaudited)...        --      --       (1,896)          --         1,896          --              --
 Deferred compensation
  related to stock
  options (unaudited)...        --      --      872,458           --      (872,458)         --              --
 Sale of stock and
  issuance of options in
  connection with
  acquisition of certain
  assets of RDG-Multex,
  Inc. (unaudited)......     50,000     500     644,500           --           --           --          645,000
 Translation adjustment
  (unaudited)...........        --      --          --            --           --        (7,686)         (7,686)
                          --------- ------- -----------  ------------  -----------     --------    ------------
Balance at September 30,
 1998 (unaudited).......  2,022,417 $20,224 $(3,662,268) $(28,610,729) $(1,604,738)    $(21,810)   $(33,879,321)
                          ========= ======= ===========  ============  ===========     ========    ============


                See accompanying notes to financial statements.

                                MULTEX.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Nine months ended
                                Year ended December 31,               September 30,
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                       (Unaudited)
Operating activities
Net loss................  $(5,493,715) $(6,409,805) $(8,037,176) $(6,375,014) $(6,216,256)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Amortization of
   deferred
   compensation.........          --           --        25,107          --       317,936
  Gain on sale of
   equipment............          --           --           --           --      (124,796)
  Depreciation and
   amortization.........      617,431    1,096,754    1,368,318    1,090,558    1,117,542
  Amortization of
   issuance costs.......       12,133       29,384       40,988       29,248       34,832
  Bad debt expense......          --       130,000      168,130       10,000      103,500
  Stock issued for
   services.............          --           --        10,500       10,500          --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........         (898)    (798,099)  (1,058,303)    (352,835)    (853,997)
    Other current
     assets.............       10,897      (64,225)     (94,082)     (64,296)      37,644
    Other assets........     (264,045)     (56,254)      54,063       26,618      177,778
    Accounts payable....      186,157     (843,560)    (136,797)     (98,518)     546,805
    Accrued expenses....       59,687      608,251      194,297        6,009       88,060
    Deferred revenue....      286,250      798,812      361,637      731,798    1,450,651
    Other liabilities...          --           --           --        47,575       58,619
                          -----------  -----------  -----------  -----------  -----------
Net cash used in
 operating activities...   (4,586,103)  (5,508,742)  (7,103,318)  (4,938,357)  (3,261,682)
Investing activities
Purchase of marketable
 securities.............          --   (12,044,939)  (7,663,585)  (7,503,829)  (1,268,529)
Proceeds from sale of
 marketable securities..          --     4,215,304    7,829,635    7,829,635    8,932,114
Proceeds from sale of
 equipment..............          --           --           --           --       200,953
Purchase of property and
 equipment..............     (904,643)  (1,372,224)  (1,111,196)    (859,050)    (860,530)
                          -----------  -----------  -----------  -----------  -----------
Net cash (used in)
 provided by investing
 activities.............     (904,643)  (9,201,859)    (945,146)   (533,244)    7,004,008
Financing activities
Proceeds from issuances
 of stock...............          100   15,002,188   10,048,999   10,000,562      405,773
Preferred stock issuance
 costs..................          --      (164,245)     (54,095)     (44,095)         --
Proceeds from long-term
 debt...................      619,334    1,231,525      474,667      474,667    1,250,000
Repayments of long-term
 debt...................     (241,807)    (564,299)    (805,822)    (608,550)  (2,303,188)
Proceeds (repayments) of
 short-term debt........      327,000     (327,000)         --           --           --
Other liabilities.......       66,390      177,837       31,224          --      (312,783)
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) financing
 activities.............      771,017   15,356,006    9,694,973    9,822,584     (960,198)
Effect of exchange rate
 changes on cash........          --           --       (14,124)     (11,052)      (7,686)
                          -----------  -----------  -----------  -----------  -----------
Increase (decrease) in
 cash and cash
 equivalents............   (4,719,729)     645,405    1,632,385    4,339,931    2,774,442
Cash and cash
 equivalents, beginning
 of period..............    4,974,922      255,193      900,598      900,598    2,532,983
                          -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period.................  $   255,193  $   900,598  $ 2,532,983  $ 5,240,529  $ 5,307,425
                          ===========  ===========  ===========  ===========  ===========
Supplemental disclosures
 of cash flow
 information
Noncash investing and
 financing activity:
  Accrued purchases of
   fixed assets.........  $   681,940  $   210,046  $    46,336  $    87,779  $    48,258
                          ===========  ===========  ===========  ===========  ===========
  Fair market value of
   consideration given
   in connection with
   acquisition of
   certain assets of
   RDG-Multex, Inc......  $       --   $       --   $       --   $       --   $   345,000
                          ===========  ===========  ===========  ===========  ===========
  Stock issued for
   services.............  $       --   $       --   $    10,500  $    10,500  $       --
                          ===========  ===========  ===========  ===========  ===========
Interest paid...........  $    78,974  $   158,277  $   159,705  $   123,188  $   314,744
                          ===========  ===========  ===========  ===========  ===========

                See accompanying notes to financial statements.

                                MULTEX.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

  Multex.com, Inc. (the "Company") is a leading provider of online investment research and information services designed to meet the needs of institutional investors, investment banks, brokerage firms, corporations and individual investors.

  The Company was founded in 1993 as the result of the merger of Multex Systems, Inc., a New York corporation, with and into Multex Publisher, Inc., a Delaware corporation, which subsequently changed its name to Multex Systems, Inc. In January 1999, the Company changed its name to Multex.com, Inc. (see
Note 13).

  During December 1996, the Company commenced the operations of Multex Systems International Inc., a wholly-owned subsidiary of the Company, and opened an office in London.

Acquisition

  On February 27, 1998, the Company established a new wholly owned subsidiary, RDG-Multex, Inc. In September 1998, the subsidiary's name was changed to Multex Data Group, Inc. ("Multex Data Group"). Multex Data Group acquired assets (primarily software) of Research Data Group Inc. in exchange for 49 shares of the common stock (49%) of Multex Data Group on March 27, 1998.

  In connection with the transaction above, the Company issued to a principal of Research Data Group, Inc., 50,000 shares of the Company's common stock at a purchase price of $6.00 per share ($300,000) and a one year option ("One Year Option") to acquire 83,333 shares of the Company's common stock at an exercise price of $7.50 per share. The Company has estimated the fair market value of the 50,000 shares to be approximately $450,000 and has valued the option at approximately $195,000 as of the date of grant using the Black-Scholes option pricing model. The purchase price of the assets acquired was $345,000, the estimated fair market value of the consideration given to a principal of Research Data Group, Inc. (see calculation of fair market value below)

       Fair market value of 50,000 shares sold..................... $ 450,000
       Fair market value of One Year Option........................   195,000
       Less cash consideration received by the Company.............  (300,000)
                                                                    ---------
       Fair market value of consideration given for assets
        acquired................................................... $ 345,000
                                                                    =========

  The acquisition has been accounted for by the purchase method of accounting and accordingly, the Company is consolidating the results of operations of Multex Data Group effective March 27, 1998. The minority interest included in the consolidated financial statements have not been separately disclosed due to immateriality.

Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Multex.com, Inc. and its wholly owned and majority-owned subsidiaries. All intercompany account balances and transactions have been eliminated.

Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk

  At December 31, 1997 and September 30, 1998, substantially all cash and cash equivalents were held in two and one banks, respectively.

Marketable Securities

  Marketable securities are classified as available-for-sale, and consist of United States treasury bills with maturities of 360 days or less when purchased. Marketable securities are carried at fair value, which approximates cost.

Property and Equipment

  Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful life of the asset which ranges from two to five years.

Advertising

  The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1995, 1996 and 1997 was approximately $166,000, $422,000 and $732,000, respectively ($575,000 and $439,000 for the nine months ended September 30, 1997 and 1998, respectively).

Revenue Recognition

  Revenues from subscriptions are recognized in equal installments over the term of the subscriptions. Non-subscription revenues from the Multex Research-On-Demand service are recognized upon sale. Revenues from sponsorships are recognized in equal installments over the term of the contract. Revenues from professional services are recognized when the services are accepted by the client. Such services are primarily customization software services which allow the Company's services to interface and function with the customers' existing software platforms.

Deferred Revenue

  Deferred revenue represents the unamortized portion of annual subscriptions received in advance, and at December 31, 1996 included fees received from customers in advance of performance of services.

Offering Expenses

  Offering expenses represent costs incurred in connection with a proposed financing in 1998. On October 19, 1998, the Company withdrew the registration statement relating to such proposed financing, and accordingly, the offering costs incurred to date were expensed.

Earnings (Loss) Per Share

  In 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, Earnings per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the Statement No. 128 requirements.

Accounting for Stock-Based Compensation

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company accounts for its stock-based compensation plans in accordance with the provisions of APB 25.

Comprehensive Income

  As of January 1, 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' equity. Statement No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income.

  Total comprehensive loss amounted to approximately $6,134,000, $7,813,000 and $10,233,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $7,904,000 and $8,199,000 for the nine months ended September 30, 1997 and 1998, respectively.

Segment Information

  In June 1997, the FASB issued Statements of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information." This Statement is effective for fiscal years beginning after December 15, 1997. This statement does not have a measurable effect on the financial statements; however, it may require additional disclosure.

Unaudited Information

  The unaudited financial statements at September 30, 1998 and for the nine months ended September 30, 1997 and 1998 include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for the fair presentation of such financial results. The results for the nine months ended September 30, 1998 are not necessarily indicative of results that may be expected for the entire year or for any future period.

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. STOCKHOLDERS' EQUITY

Common Stock (see Note 13)

  During 1997, the Company increased its authorized common stock from 9,333,333 shares to 12,666,667.

Common Stock Reserved for Issuance

  At December 31, 1997, the Company has reserved approximately 8,852,000 shares (9,010,000 shares at September 30, 1998) of its common stock for issuance in connection with shares issuable under the Company's stock option plan and the conversion of its redeemable preferred stock.

3. REDEEMABLE PREFERRED STOCK

  The Company has recorded issuance costs of redeemable preferred stock as discounts at issuance and is accreting the discount over the life of the redeemable preferred stock. The Company accrues all cumulative dividends on redeemable preferred stock.

  During 1996, the Company authorized 103,335 shares of $.01 par value Series C convertible preferred stock ("Series C Stock") and issued 100,000 shares of the Series C Stock for $15,000,000. In connection with the issuance of the Series C Stock, the Company incurred issuance costs of approximately $164,000.

  During 1997, the Company authorized 83,334 shares of $.01 par value Series D convertible preferred stock ("Series D Stock") and issued 55,556 shares of the Series D Stock for $10,000,000. In connection with the issuance of the Series D Stock, the Company incurred issuance costs of approximately $54,000.

  The holders of Series C Stock and Series D Stock are entitled to a liquidation preference over the Series A and Series B Stock. The Series C Stock and Series D stock share ratably on a pari passu basis in the event of a liquidation and the Series A Stock and Series B Stock share ratably on a pari passu basis in the event of a liquidation. In the event of a liquidation event, after (i) all holders of redeemable preferred stock have been paid the preferential amounts to which they are entitled and (ii) the holders of common stock have been paid $0.75 for each such share, the remaining net assets are to be distributed to the holders of common stock and the Series C Stock on an as converted basis.

  The holders of redeemable preferred stock are entitled to vote upon any matter as to which the holders of common stock are entitled to vote.

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

3. REDEEMABLE PREFERRED STOCK (continued)

  The holders of shares of redeemable preferred stock have the right to convert such shares into the number of shares of common stock (adjusted for stock splits) as is obtained by multiplying the number of redeemable preferred shares to be converted by the liquidation preference ($100 for Series A, $150 for Series B and C, $180 for Series D) and dividing the result by $1.00 for Series A, $1.50 for Series B and C, $1.80 for Series D or by the conversion price, as defined, as last adjusted and in effect.

  In the event the Company completes an underwritten public offering of its common stock (a) at a per share price to the public of not less than $15.00 and
(b) in which the gross proceeds paid by the public are at least $15,000,000, then all outstanding redeemable preferred shares shall automatically be converted into shares of common stock in the manner described in the preceding paragraph.

  Upon the consummation of the initial public offering, all outstanding shares of redeemable preferred stock will be automatically converted into shares of common stock. In the event the offering is not consummated, the Company will be required to redeem all outstanding shares of redeemable preferred stock on December 31, 2002. In the event of the consolidation or merger of the Company (other than a merger in which the Company is the surviving corporation and which will not result in more than 50% of the capital stock of the Company outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), and in the case of a sale of all or substantially all of the properties and assets of the Company as an entirety to any other person, any holder can elect to have any or all of their shares of redeemable preferred stock redeemed. The redemption price for each share of redeemable preferred stock shall be the sum of the liquidation preference plus cumulative unpaid dividends at the rate of 8% per annum on the liquidation preference. No redeemable preferred stock dividends have been declared or paid as of December 31, 1997. At December 31, 1995, 1996, and 1997 the total cumulative dividends in arrears is approximately $883,000, $2,286,000 and $4,467,000, respectively ($6,442,000 at September 30, 1998).

  The Company is not authorized to pay or declare any dividends on outstanding common shares unless dividends on all outstanding shares of convertible preferred stock for all past dividend periods have been paid.

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

4. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                                    Nine months ended
                               Year Ended December 31,                September 30,
                         --------------------------------------  ------------------------
                            1995         1996          1997         1997         1998
                         -----------  -----------  ------------  -----------  -----------
Numerator:
  Net loss.............. $(5,493,715) $(6,409,805) $ (8,037,176) $(6,375,014) $(6,216,256)
Redeemable preferred
 stock dividends........     639,992    1,402,788     2,181,472    1,518,239    1,974,569
                         -----------  -----------  ------------  -----------  -----------
Numerator for basic and
 diluted loss per
 share--net loss
 available for common
 stockholders........... $(6,133,707) $(7,812,593) $(10,218,648) $(7,893,253) $(8,190,825)
                         ===========  ===========  ============  ===========  ===========
Denominator:
  Denominator for basic
   and dilutive loss per
   share--weighted
   average shares.......   1,307,427    1,347,944     1,452,839    1,402,986    1,848,156
                         ===========  ===========  ============  ===========  ===========
Basic and diluted loss
 per share.............. $     (4.69) $     (5.80) $      (7.03) $     (5.63) $     (4.43)
                         ===========  ===========  ============  ===========  ===========

  The following securities have been excluded from the dilutive per share computation as they are antidilutive:

                                                            Nine months ended
                                  Year Ended December 31,     September 30,
                                 ------------------------- -------------------
                                  1995    1996     1997      1997      1998
                                 ------- ------- --------- --------- ---------
Redeemable preferred stock--
 Series A.......................  25,000  25,000    25,000    25,000    25,000
Redeemable preferred stock--
 Series B.......................  36,666  36,666    36,666    36,666    36,666
Redeemable preferred stock--
 Series C.......................     --  100,000   100,000   100,000   100,000
Redeemable preferred stock--
 Series D.......................     --      --     55,556    55,556    55,556
Stock options................... 620,667 851,250 1,369,334 1,336,250 1,337,917

  The following table sets forth the computation of pro forma basic and diluted loss per share, assuming conversion of the redeemable preferred shares to shares of common stock at the beginning of the respective periods:

                                                Year ended      Nine months
                                               December 31,        ended
                                                   1997      September 30, 1998
                                               ------------  ------------------
Numerator:
  Net loss available to common stockholders... $(10,218,648)    $(8,190,825)
  Redeemable preferred stock dividends........    2,181,472       1,974,569
                                               ------------     -----------
  Numerator for pro forma loss available to
   common stockholders........................ $ (8,037,176)    $(6,216,256)
                                               ============     ===========
Denominator:
  Weighted average number of common shares....    1,452,839       1,848,156
  Assumed conversion of preferred shares to
   common shares (if converted method)........    7,240,741       7,240,741
                                               ------------     -----------
  Denominator for pro forma basic and diluted
   loss per share.............................    8,693,580       9,088,897
                                               ============     ===========
Pro forma basic and diluted loss per share.... $      (0.92)    $     (0.68)
                                               ============     ===========

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                              December 31,      September 30,
                                          --------------------- -------------
                                             1996       1997        1998
                                          ---------- ---------- -------------
                                                                 (Unaudited)
   Computer and telecommunications
    equipment and related software....... $3,829,735 $4,932,499  $5,733,441
   Furniture and fixtures................    212,084    266,852     302,839
   Leasehold improvements................    237,393    237,393     237,393
                                          ---------- ----------  ----------
                                           4,279,212  5,436,744   6,273,673
   Less accumulated depreciation and
    amortization.........................  1,907,111  3,275,429   4,052,269
                                          ---------- ----------  ----------
                                          $2,372,101 $2,161,315  $2,221,404
                                          ========== ==========  ==========

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                  December 31,     September 30,
                                               ------------------- -------------
                                                 1996      1997        1998
                                               -------- ---------- -------------
                                                                    (Unaudited)
   Payroll and related costs.................. $103,534 $  170,976  $  200,256
   Accrued vacation...........................      --     125,000      99,893
   Accrued bonuses............................   35,000    130,000      65,000
   Royalties..................................  258,204    424,971     534,027
   Other......................................  500,289    240,377     280,208
                                               -------- ----------  ----------
                                               $897,027 $1,091,324  $1,179,384
                                               ======== ==========  ==========

7. SHORT-TERM DEBT

  Short-term debt was payable to three stockholders. The notes bore interest at 8% per annum and were fully repaid during 1996.

8. LONG-TERM DEBT

  The Company had available lines of credit provided by two lenders totaling $3,900,000. At December 31, 1997, total notes of approximately $2,699,000 were issued under the lines of credit. The notes were payable in monthly installments of principal and interest of approximately $75,000 and bore interest ranging from 10% to 12% per annum. The balance of the notes of approximately $1,053,000 was fully repaid subsequent to December 31, 1997.

  The Company was obligated to pay additional financing costs equal to a minimum of 10% of original amounts advanced under the lines of credit. At December 31, 1996 and 1997, the Company recorded approximately $282,000 and $313,000, respectively, in other liabilities related to such obligation, which was fully paid in 1998.

  In January 1998, the Company entered into agreements with respect to a $1,250,000 term loan and a $1,000,000 revolving line of credit with a bank, whereby it may borrow up to 75% of eligible accounts

                                MULTEX.COM, INC.

     YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (INFORMATION AS OF SEPTEMBER 30, 1998 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

8. LONG-TERM DEBT (CONTINUED)

receivable, as defined therein. Substantially all of the assets of the Company are pledged as collateral for the above obligations. The term loan and the revolving line of credit bear interest at the prime rate plus 2%, as defined therein, and the prime rate plus 1%, as defined therein, respectively. The term loan was payable in twenty four monthly installments of approximately $52,000 and was fully repaid during June 1998.

  In October 1998, the Company entered into agreements with respect to a $2,000,000 equipment line and a $4 million revolving credit facility with a bank. The Company may borrow up to 80% of eligible accounts receivable, as defined, in the revolving credit facility, and advances under the equipment line cannot exceed 75% of the net book value of equipment purchased within the last twelve months.

  Substantially all of the assets of the Company are pledged as collateral for the above obligations. The equipment line and revolving credit facility bear interest at the prime rate plus 1%, as defined therein.

  In connection with the above obligations, the Company granted to the bank a warrant to purchase 212,033 shares of the Company's common stock at $7.20 per share. The warrant expires on December 28, 2003.

  The above obligations also provide for, among other things, the maintenance of certain covenants, as defined, including a liquidity ratio, leverage ratio and a minimum tangible capital base, as defined.

9. INCOME TAXES

  Under FASB Statement No. 109, "Accounting for Income Taxes," the liability method is used in accounting for income taxes. Under this method, deferred income tax assets and liabilities result from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable income and deductions in future years.

  At December 31, 1997, the Company had net operating loss carryforwards of approximately $18,600,000 and research and development credits of approximately $500,000 for income tax purposes that expire in 2008 through 2012. The utilization of approximately $15,600,000 and $400,000 of such net operating loss carryforwards and research and development credits, respectively, are subject to an annual limitations of approximately $1,900,000, pursuant to
Section 382 of the Internal Revenue Code.

  Significant components of the Company's deferred tax assets are as follows:

                                           DECEMBER 31,
                                      ------------------------
                                         1996         1997
                                      -----------  -----------
         Net operating loss
          carryforward............... $ 4,774,000  $ 7,423,000
         Research and development
          credits....................     310,000      494,000
         Depreciation and
          amortization...............     402,000      565,000
         Deferred revenue............     387,000      579,000
         Other.......................      52,000       96,000
                                      -----------  -----------
                                        5,925,000    9,157,000
         Valuation allowance.........  (5,925,000)  (9,157,000)
                                      -----------  -----------
                                      $       --   $       --
                                      ===========  ===========

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

9. INCOME TAXES (continued)

  Due to the uncertainty of the realization of the tax assets, a valuation allowance has been provided. The valuation allowance was increased by approximately $2,460,000, $2,475,000 and $3,232,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  The effective income tax rate differs from the statutory rate as follows:

                                             1995   1996   1997
                                             ----   ----   ----
         Statutory rate..................... (34)%  (34)%  (34)%
         Loss for which no tax benefit was
          provided..........................  31     33     33
         Other..............................   3      1      1
                                             ---    ---    ---
         Effective tax rate.................   0 %    0 %    0 %
                                             ===    ===    ===

10. STOCK OPTIONS

1993 Stock Incentive Plan

  The Company had reserved 1,933,333 shares of the Company's common stock to be issued under its 1993 Stock Incentive Plan (the "Plan"). In February 1998, the number of shares reserved for issuance under the Plan was increased to 2,350,000.

  During the year ended December 31, 1997, the difference between the estimated fair market value of the Company's common stock and the options' exercise price on the date of grant was determined to be approximately $1,077,000 ($872,000 for the nine months ended September 30, 1998). This deferred compensation is being amortized for financial reporting purposes over the vesting period of the options and the amount recognized as expense during the year ended December 31, 1997 amounted to approximately $25,000 ($318,000 for the nine months ended September 30, 1998).

  Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of the options was estimated at date of grant using a Black-Scholes option pricing model with the following assumptions:

                     Assumptions                    1995     1996     1997
                     -----------                   -------  -------  -------
   Volatility factor of the expected market price
    of the Company's common stock.................   0.558    0.558    0.558
   Average risk-free interest rate................     6.5%     6.5%     6.1%
   Dividend yield.................................     0.0%     0.0%     0.0%
   Average life................................... 4 years  4 years  3 years

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

10. STOCK OPTIONS (continued)
  The Company's pro forma information is as follows:

                                         1995         1996          1997
                                      -----------  -----------  ------------
   Pro forma net loss available to
    common stockholders.............. $(6,133,897) $(7,816,122) $(10,231,110)
   Pro forma basic and diluted loss
    per share........................ $     (4.69) $     (5.80) $      (7.04)

  The following transactions occurred with respect to the Plan:

                                                                       Weighted-
                                                                        Average
                                                          1993 Stock   Exercise
                                                        Incentive Plan   Price
                                                        -------------- ---------
   Outstanding December 31, 1994.......................     410,833     $ 0.03
   Granted during the year.............................     239,000       0.03
   Cancelled...........................................     (25,833)     (0.03)
   Exercised during the year...........................      (3,333)     (0.03)
                                                          ---------
   Outstanding December 31, 1995.......................     620,667       0.03
   Granted during the year.............................     346,000       1.29
   Cancelled...........................................     (45,000)     (0.06)
   Exercised during the year...........................     (70,417)     (0.03)
                                                          ---------
   Outstanding December 31, 1996.......................     851,250       0.54
   Granted during the year.............................     930,667       0.75
   Cancelled...........................................    (185,500)     (0.75)
   Exercised during the year...........................    (227,083)     (0.21)
                                                          ---------
   Outstanding December 31, 1997.......................   1,369,334       0.57
   Granted during the period...........................     322,667       7.53
   Cancelled during the period.........................     (11,667)     (0.60)
   Exercised during the period.........................    (342,417)     (0.31)
                                                          ---------
   Outstanding September 30, 1998......................   1,337,917       2.32
                                                          =========

  Exercise prices for options outstanding as of December 31, 1997 and September 30, 1998 ranged from $0.03 to $11.25 per share. In April 1997, the Board of Directors authorized a $0.75 reduction in the exercise price per share for all outstanding options issued with an exercise price of $1.50, with all other terms remaining unchanged. The weighted average fair value of options granted during 1995, 1996 and 1997 was $0.01, $0.16, and $1.28, respectively. The weighted average remaining contractual life of those options outstanding as of December 31, 1997 is 8.7 years and 7.6 years at September 30, 1998.

  The number of shares of common stock issuable upon exercise of outstanding stock options that were fully exercisable as of December 31, 1996, 1997 and September 30, 1998 were 233,604, 387,543 and 391,376, respectively. The weighted average exercise price of exercisable options as of December 31, 1997 and September 30, 1998 is $0.39 and $0.62, respectively.

  The options outstanding under the Plan generally vest in four equal annual installments commencing on the day after the first anniversary of the grant and expire ten years after the date of grant.

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)

10. STOCK OPTIONS (continued)

Other Stock Options

  During June and December 1996, the Company granted to one of its major customers two options to purchase 555,555 and 555,555 shares, respectively, of the Company's common stock at $4.50 and $6.00 per share, respectively. Such options were valued at $0 on the date of grant using the Black-Scholes option pricing method. The options expired unexercised in December 1996 and June 1997.

11. COMMITMENTS

Operating Leases

  The Company is obligated to make payments under noncancellable operating leases for office space expiring in 2002. The approximate future minimum annual rental payments under these operating leases are as follows:

   1998.............................................................. $  390,000
   1999..............................................................    390,000
   2000..............................................................    390,000
   2001..............................................................     60,000
   2002..............................................................     30,000
                                                                      ----------
                                                                      $1,260,000
                                                                      ==========

  Total rental expense for the years ended December 31, 1995, 1996 and 1997 was approximately $160,000, $306,000 and $425,000, respectively ($319,000 and
$341,000 for the nine months ended September 30, 1997 and 1998).

12. MAJOR CUSTOMERS

  One customer accounted for approximately 31% and 21% of revenues for the years ended December 31, 1996 and 1997, respectively. The same customer accounted for approximately 36% and 31% of accounts receivable at December 31, 1996 and 1997, respectively.

  Another customer accounted for approximately 15%, 14% and 16% of revenues for the years ended December 31, 1995, 1996 and 1997, respectively. The same customer accounted for approximately 15% of accounts receivable at December 31, 1996 (13% at September 30, 1998).

  A third customer accounted for approximately 16% and 11% of revenues for the years ended December 31, 1996 and 1997, respectively.

  A fourth customer accounted for approximately 42% of revenues for the year ended December 31, 1995.

  A holder of preferred stock accounted for approximately 13%, 14% and 20% of revenues for the years ended December 31, 1995, 1996 and 1997, respectively (10% for the nine months ended September 30, 1998). This stockholder accounted for approximately 26% and 19% of accounts receivable at December 31, 1996 and 1997, respectively (13% at September 30, 1998).

                                MULTEX.COM, INC.

     Years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (Information as of September 30, 1998 and
      for the nine months ended September 30, 1997 and 1998 is unaudited)


13. SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS

Stock Split

  In January 1999, the Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for an initial public offering of shares of its common stock. Immediately prior to the consummation of the initial public offering, the Company will effect a 1-for-3 reverse stock split. In December 1998, the Company increased the number of authorized shares of its common stock to 50,000,000 shares of $0.01 par value per share. The financial statements give retroactive effect to the reverse stock split.

Preferred Stock

  In connection with the consummation of the initial public offering, the Company has authorized the issuance of 5,000,000 shares of preferred stock, par value $0.01 per share.

Redeemable Preferred Stock

  During December 1998, the Company authorized 80,000 shares of $.01 par value Series E convertible preferred stock ("Series E Stock") and issued 80,000 shares of the Series E Stock for $20 million.

Pro Forma Financial Information

  Upon the completion of an initial public offering at a per share price to the public of not less than $15.00 and in which the gross proceeds paid by the public are at least $15,000,000, all outstanding redeemable preferred shares will automatically be converted into shares of common stock in the manner described in Note 3. The pro forma balance sheet at September 30, 1998 gives effect to such conversion as if it occurred on that date. The pro forma loss for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the conversion of such shares as if it occurred on the beginning of their respective periods.

  All common and preferred share information included in the accompanying financial statements has been adjusted to reflect the one-for-three reverse stock split and the increases in authorized shares described above.

Acquisition

  On December 15, 1998, the Company acquired the remaining 49% of Multex Data Group (see Note 1) in exchange for 83,333 shares of the Company's common stock, which was valued at approximately $625,000.

Name Change

  In January 1999, the Company changed its name to Multex.com, Inc., pending requisite approval from its Board of Directors and stockholders. The accompanying financial statements give effect to the name change.

                                 [LOGO] MULTEX

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The expenses, other than underwriting commissions, expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

     SEC registration fee............................................. $ 11,510
     NASD filing fee..................................................    4,640
     Nasdaq National Market listing fee...............................   50,000
     Printing and engraving...........................................  175,000
     Legal fees and expenses..........................................  350,000
     Accounting fees and expenses.....................................  175,000
     Blue sky fees and expenses (including legal fees)................   10,000
     Transfer agent fees..............................................   15,000
     Miscellaneous....................................................  108,850
                                                                       --------
         Total........................................................ $900,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  The Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, except to the extent prohibited by the Delaware General Corporation Law (as amended from time to time, the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

  Common Stock. In February 1998, the Registrant established a subsidiary under the name, RDG-Multex, Inc. In September 1998, RDG-Multex changed its name to Multex Data Group, Inc. When the Registrant established RDG-Multex, it issued to a principal of Research Data Group (i) 50,000 shares of the Registrant's common stock in April 1998 at a price per share of $6.00 and (ii) a one-year option to acquire 83,333 shares of the Registrant's common stock at an exercise price of $7.50 per share.

  Until December 1998, the Registrant held 51% of the common stock of Multex Data Group, and Research Data Group held the remaining 49%. On December 15, 1998, the Registrant exercised an option to acquire all of the shares of Multex Data Group's common stock held by Research Data Group in exchange for the issuance of 83,333 shares of the Registrant's common stock.

  Preferred Stock and Warrants. In November 1993 and March 1994, respectively, the Registrant sold 25,000 shares of Series A convertible preferred stock to Euclid Partners III, L.P., Isaak Karaev and certain other investors for an aggregate offering amount of $2,500,000. Upon the closing of this offering, all of the outstanding shares of Series A convertible preferred stock will convert into an aggregate of 833,333 shares of common stock.
  In November 1994, the Registrant sold 36,666 shares of Series B convertible preferred stock to Euclid Partners III, L.P., 77 Capital Partners, L.P., Venture Fund I, L.P. and certain other investors for an aggregate offering amount of $5,499,900. Upon the closing of this offering, all of the outstanding shares of Series B convertible preferred stock will convert into an aggregate of 1,222,200 shares of common stock.

  In connection with a bridge financing completed by the Registrant in December 1995, January 1996 and February 1996, the Registrant issued to Euclid Partners III, L.P., 77 Capital Partners, L.P. and Venture Fund I, L.P. (collectively, the "Bridge Participants") promissory notes in an aggregate principal amount of $1.1 million and warrants to purchase an aggregate of 87,500 shares of common stock at an exercise price of $0.75 per share. The bridge notes and warrants were subsequently cancelled in connection with the issuance of Series C convertible preferred stock in February 1996.

  In February, April and June 1996, the Registrant sold an aggregate of 100,000 shares of Series C convertible preferred stock to Chase Venture Capital Associates, L.P., Euclid Partners III and IV, L.P., Reuters America Inc., Softbank Ventures, Inc., 77 Capital Partners, L.P., Venture Fund, I, L.P. and certain other investors for an aggregate offering amount of $15,000,000. In February and April 1996, the Registrant issued to the Bridge Participants, Massachusetts Mutual Life Insurance Company and Alce Partners, L.P., warrants to purchase an aggregate of 1,643,078 shares of common stock at an exercise price of $.75 per share. In connection with the issuance of Series C convertible preferred stock in June 1996, the common stock purchase warrants were subsequently cancelled pursuant to an automatic termination provision contained in such warrants, which provided for cancellation upon the receipt by the Registrant of an aggregate of $5,000,000 in gross proceeds. Upon the closing of this offering, all of the outstanding shares of Series C convertible preferred stock will convert into an aggregate of 3,333,356 shares of common stock.

  In July and August 1997, the Registrant sold 55,556 shares of Series D convertible preferred stock to Chase Venture Capital Associates, L.P., Euclid Partners IV, L.P., FGIC Services, Inc., The Fl@tiron Fund, LLC and Reuters America Inc. for an aggregate offering amount of $15,000,000. Upon the closing of this offering, all of the outstanding shares of Series D convertible preferred stock will convert into an aggregate of 1,851,852 shares of common stock.

  In October 1998, the Registrant entered into a loan agreement with Fleet National Bank relating to a $2,000,000 equipment line and a $4,000,000 revolving credit facility. In connection with this loan, the Registrant issued to Fleet National Bank a warrant to purchase 6,361 shares of Series D convertible preferred stock at an exercise price of $240 per share. Upon the closing of this offering, all of the shares of Series D convertible preferred stock subject to the warrant will convert into an aggregate of 212,033 shares of common stock at an exercise price of $7.20 per share.

  In December 1998, the Registrant sold an aggregate of 80,000 shares of Series E convertible preferred stock to Chase Venture Capital Associates, L.P., Flatiron Associates LLC, The Flatiron Fund 1998/99 LLC, Rader Reinfrank Investors, L.P., America Online, Inc., Prospect Street NYC Discovery Fund, L.P. and Mellon Ventures, L.P. for an aggregate offering amount of $20,000,000. Upon the closing of this offering, all of the outstanding shares of Series E convertible preferred stock will convert into an aggregate of 2,666,667 shares of common stock.

  Options. The Registrant from time to time has granted stock options to employees. The following table sets forth certain information regarding such grants during the past three fiscal years:

                                                           NUMBER OF  EXERCISE
                                                            OPTIONS    PRICES
                                                           --------- -----------
    January 1, 1996 to December 31, 1996..................  346,000         0.75
    January 1, 1997 to December 31, 1997..................  930,667         0.75
    January 1, 1998 to December 31, 1998..................  654,833   0.75-11.25

  The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act of 1933, as transactions not involving any public offering, or
(ii) Rule 701 under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

 NUMBER                               DESCRIPTION
 ------                               -----------
  1.1*  Form of Underwriting Agreement.
  3.1   Amended and Restated Certificate of Incorporation.
  3.2*  Form of Second Amended and Restated Certificate of Incorporation to be
        in effect upon the consummation of this offering.
  3.3   Bylaws.
  3.4*  Form of Amended and Restated Bylaws to be in effect upon the consummation of this offering.
  3.5*  Form of Certificate of Amendment of Amended and Restated Certificate of
        Incorporation (included above as Exhibit 3.1) to be in effect immediately prior to the effectiveness of this registration statement.
  4.1*  Specimen common stock certificate.
  4.2   See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the
        Certificate of Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
  5.1*  Opinion of Brobeck, Phleger & Harrison LLP.
 10.1   Sublease, dated August 23, 1995, between International Business
        Machines Corporation and the Registrant.
 10.2+  Interactive Services Agreement, dated as of March 20, 1998, by and between America Online, Inc. and the Registrant.

 Number                               Description
 ------                               -----------
 10.3+  Distribution and Joint Sourcing Agreement, dated as of June 4, 1996, by and between Bloomberg, L.P. and the Registrant.
 10.4+  Specialist Data Agreement, dated as of July 15, 1998, by and between
        Reuters Limited and the Registrant.
 10.5*  1998 Stock Option Plan.
 10.6*  Employee Stock Purchase Plan.
 10.7   Fourth Amended and Restated Registration Rights Agreement, dated as of
        December 15, 1998.
 10.8+  Agreement for Internal Electronic Distribution Services, dated as of
        April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant.
 10.9+  Amendment No.1, dated as of March 9, 1998, to the Agreement for
        Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant.
 10.10  Amendment No. 2, dated as of July 29, 1998, to the Agreement for
        Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant.
 10.11+ Amendment No. 3, dated as of September 10, 1998, to the Agreement for
        Internal Electronic Distribution Services, dated as of April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant.
 10.12  Agreement for Electronic Distribution Services, dated as of June 30,
        1998, by and between CIBC Wood Gundy Securities, Inc.
 10.13+ Master Services Agreement, dated as of November 23, 1998, by and between Multex Systems, Inc. and Dain Rauscher Incorporated.
 11.1   Statement re: Computation of Per Share Earnings.
 21.1   Subsidiaries of the Registrant.
 23.1   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 23.2   Consent of Ernst & Young LLP.
 24.1   Powers of Attorney (included in the Signature Page).
 27.1   Financial Data Schedule for the year ended December 31, 1997.
 27.2   Financial Data Schedule for the nine months ended September 30, 1998.

--------
  * To be supplied by amendment.
  + Confidential treatment to be requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

(b) Financial Statement Schedules.

  Report of Independent Public Accountants on Schedule

  Schedule II: Valuation and Qualifying Accounts

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4), or 497 (h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 15th day of January, 1999.

                                         Multex.com, Inc.

                                                     /s/ Isaak Karaev
                                         By____________________________________
                                           Name: Isaak Karaev
                                           Title: President and Chief
                                           Executive Officer

                               POWER OF ATTORNEY

  We, the undersigned directors and/or officers of Multex.com, Inc. (the "Company"), hereby severally constitute and appoint Isaak Karaev, President and Chief Executive Officer and Philip Callaghan, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 15, 1999:

             Signature                      Title(s)

          /s/ Isaak Karaev            President, Chief Executive Officer
------------------------------------   and Chairman of the Board of
            Isaak Karaev               Directors (Principal Executive
                                       Officer)

        /s/ Philip Callaghan          Chief Financial Officer (Principal
------------------------------------   Financial Officer)
          Philip Callaghan

         /s/ Philip Scheps            Vice President, Finance and
------------------------------------   Controller (Principal Accounting
           Philip Scheps               Officer)

          /s/ Davis Gaynes            Director
------------------------------------
            Davis Gaynes

              Signature                       Title(s)

        /s/ I. Robert Greene            Director
-------------------------------------
          I. Robert Greene

          /s/ Peter LaBonte             Director
-------------------------------------
            Peter LaBonte

        /s/ Lennert J. Leader           Director
-------------------------------------
          Lennert J. Leader

        /s/ Milton J. Pappas            Director
-------------------------------------
          Milton J. Pappas

                         Report of Independent Auditors

To the Board of Directors and Stockholders of Multex.com, Inc.

  We have audited the consolidated financial statements of Multex.com, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 4, 1998 except for Note 13 as to which the date is January , 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          Ernst & Young LLP

New York, New York
March 4, 1998

                             ---------------------


  The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts and the requisite Board and stockholder approval of the name change described in Note 13 to the financial statements.

                                          Ernst & Young LLP

New York, New York
January 15, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                       MULTEX.COM, INC. AND SUBSIDIARIES


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         COL. A             COL. B                 COL. C                 COL. D      COL. E
------------------------------------------------------------------------------------------------
                                                  Additions
                          Balance at  ---------------------------------
                         Beginning of Charged to Costs Charged to Other             Balance at
      Description           Period      and Expenses       Accounts     Deductions End of Period
------------------------------------------------------------------------------------------------
Nine months ended September 30, 1998
 (unaudited):
Deducted from asset
 account
 Allowance for doubtful
 accounts...............   $240,000       $103,500          $  --        $218,500    $125,000
Year Ended December 31,
 1997:
Deducted from asset
 account
 Allowance for doubtful
 accounts...............   $130,000       $168,130          $  --        $ 58,130    $240,000
Year Ended December 31,
 1996:
Deducted from asset
 account
 Allowance for doubtful
 accounts...............   $    --        $130,000          $  --        $    --     $130,000
Year Ended December 31,
 1995:
Deducted from asset
 account
 Allowance for doubtful
 accounts...............   $    --        $    --           $  --        $    --     $    --

                                      S-2